Exhibit 10.8

NOTTINGHAM HALL

LEASE AGREEMENT

BY AND BETWEEN

NOTTINGHAM HALL IC, LLC

AS LANDLORD

AND

VIAMET PHARMACEUTICALS, INC.

AS TENANT

May 16, 2012

i

VIII.	19
8.1 Default by Tenant	19
8.2 Landlord’s Remedies	20
8.3 Mitigation of Damages	22
8.4 Reentry	22
8.5 Rights of Landlord in Bankruptcy	22
8.6 Waiver of Certain Rights	22
8.7 NonWaiver	22
8.8 Holding Over	23
8.9 Abandonment of Personal Property	23

IX.	23
9.1 Transfers	23
9.2 Assignment by Landlord	25
9.3 Limitation of Landlord’s Liability	25

X.	26
10.1 Subordination	26
10.2 Estoppel Certificate or Three-Party Agreement	26
10.3 Notices	26

XI.	27
11.1 Relocation	27
11.2 Rights and Remedies Cumulative	27
11.3 Legal Interpretation	27
11.4 Authority	27
11.5 Brokers	27
11.6 Consents by Landlord	28
11.7 Joint and Several Liability	28
11.8 Independent Covenants	28
11.9 Attorneys’ Fees and Other Expenses	28
11.10 Recording	28
11.11 Disclaimer; Waiver of Jury Trial	29
11.12 No Access to Roof	29
11.13 Parking	29
11.14 No Accord or Satisfaction	29
11.15 Acceptance	29
11.16 Waiver of Counterclaim	30
11.17 Quiet Enjoyment	30
11.18 Time Is of the Essence	30
11.19 Counterparts	30
11.20 Confidentiality	30
11.21 Execution and Delivery of Lease	30
11.22 Real Estate Investment Trust	30
11.23 Financial Statements	30
11.24 Compliance with Federal Law	30

EXHIBITS

Exhibit A -	Land
Exhibit B -	Floor Plan(s) of Premises
Exhibit C -	Special Stipulations
Schedule C-1 -	Appraisal Methodology
Exhibit D -	Commencement Date Agreement
Exhibit E -	Work Letter Agreement
Exhibit E-1 -	Preliminary Space Plan
Exhibit F -	Building Rules and Regulations

ii

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into as of the 16 day of May, 2012, by and between NOTTINGHAM HALL IC, LLC, a Georgia limited liability company (“Landlord”), whose address is c/o American Real Estate Partners, 4505 Emperor Boulevard, Durham, North Carolina 27703, Attention: Property Manager, Fax No.                     , and VIAMET PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), whose address is 2250 Perimeter Park, Suite 320, Morrisville, NC 27650, Fax No. 919-467-8540, Attention: Mr. Neil Moore (prior to the Commencement Date) and thereafter shall be 4505 Emperor Boulevard, Suite 300, Durham, North Carolina 27703, Attention: Mr. Neil Moore (the address of the Premises within the Building). Subject to all of the terms, provisions, covenants and conditions of this Lease, and in consideration of the mutual covenants, obligations and agreements contained in this Lease, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

I. BASIC LEASE PROVISIONS

Landlord, for and in consideration of the rents and all other charges and payments hereunder and of the covenants, agreements, terms, provisions and conditions to be kept and performed hereunder by Tenant, demises and leases to Tenant, and Tenant hereby hires and takes from Landlord, the premises described below, subject to all matters hereinafter set forth and upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease, for the term hereinafter stated. For purposes of this Lease, the following terms shall have the meanings ascribed to them below:

“Building” shall mean the approximately 105,297 (net rentable) square foot 4-story building located on the Land (hereinafter defined) known as Nottingham Hall, located at 4505 Emperor Boulevard, Durham, North Carolina 27703, as the same may from time to time hereafter be expanded or modified.

“Commencement Date” shall mean the date of Substantial Completion of the Leasehold Improvements, as such terms are defined in Exhibit E attached hereto, subject to the provisions of Section 2.2 hereinbelow, which date is anticipated to be on or about June 1, 2012 (the “Target Commencement Date”).

“Common Areas” shall mean all present and future areas, facilities and equipment in the Project designated from time to time by the Landlord for the common use of the occupants of the Building and their customers, employees and invitees, including driveways, lobbies, landscaped areas, loading areas, public corridors, public restrooms, stairs and elevators and drinking fountains. Common Areas shall not include spaces leased or leasable to other tenants or within which Landlord operates a business.

“Expiration Date” shall mean the last day of the ninety-first (91st) month following the Commencement Date.

“Force Majeure Delay” shall mean any delay occasioned as a result of Force Majeure as defined in Section 7.2 below.

“Land” shall mean that certain tract of land situated in Durham, Durham County, North Carolina, and more particularly described on Exhibit A attached hereto and hereby made a part hereof.

“Lease Year” shall mean each consecutive twelve (12) month period during the Term commencing with the Commencement Date.

“Letter of Credit” shall mean the Letter of Credit to be provided by Tenant to Landlord in the amount of Sixty-Five Thousand Seven Hundred Forty-Two and 20/100 Dollars ($65,742.20) (the “Letter of Credit Amount”), in accordance with Section 3.3 below. The Letter of Credit Amount shall be subject to reduction as set forth in Section 3.3 below.

“Project” shall mean the Building, together with the Land, the parking areas serving the Building, the roadways and all other improvements situated on the Land and directly benefiting the Building, and all additional facilities or improvements directly benefiting the Building that may be constructed in subsequent years.

“Service Areas” means all present and future areas, facilities and equipment serving the Project which are not generally accessible to Tenant or other occupants of the Building, including mechanical, telecommunications, electrical and similar rooms, roof risers and air conditioning and ventilating equipment areas.

“Term” shall mean ninety-one (91) months.

II.

2.1 Premises. The Premises demised by this Lease are deemed to be 7,425 rentable square feet known or to be known as Suite 300 on the third (3rd) floor of the Building, together with the nonexclusive use of the Common Areas of the Project made available by Landlord from time to time to all tenants of the Project (collectively, the “Premises”). The Premises are outlined on Exhibit B attached hereto and made a part hereof for all purposes. The useable areas of the Premises has been determined in accordance with the standards set forth in ANSI Z65.1-1996, as promulgated by the Building Owners and Managers Association (“BOMA Standard”).

2.2 Term. The Term of this Lease shall begin on the Commencement Date and shall continue in full force and effect for the Term of this Lease unless extended or sooner terminated in accordance with the provisions of this Lease. Landlord shall provide Tenant with not less than ten (10) days prior written notice of the anticipated Commencement Date, and Tenant shall have access to the Premises after such notice and prior to the Commencement Date for the purpose of moving into offices and installing computer and telephone systems, subject however, to all of the terms and provisions of this Lease, except that Tenant shall have no obligation to pay Rent or utilities (but shall be obligated to provide evidence of insurance) for the period of any such early occupancy prior to the Commencement Date. After the occurrence of the Commencement Date, Tenant and Landlord shall execute a certificate in the form attached hereto as Exhibit D stipulating and agreeing to, the Commencement Date and the date of expiration of the term. If the Commencement Date should be changed for any reason, including a change pursuant to the terms of Exhibit E hereto, Landlord shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof. If Landlord is unable to deliver possession of the Premises to Tenant as of the Target Commencement Date for any reason other than Tenant Delays (as defined in Exhibit E), then the term Commencement Date shall mean such subsequent date upon which Landlord is able to deliver possession of the Premises to Tenant, and such failure to deliver possession of the Premises on the earlier date shall not constitute a default by Landlord hereunder or render Landlord liable for any loss or damage that may be incurred as a result of such failure, except as hereinafter provided. Notwithstanding anything to the contrary set forth in this Lease, in the event that the Commencement Date has not occurred by the Target Commencement Date because of Tenant Delays (as defined in Exhibit E), then the Commencement Date shall not be extended but shall be deemed to have occurred on the Target Commencement Date, notwithstanding the fact that Substantial Completion has not yet occurred.

2.3 Use. The Premises are to be used only for general office uses and other lawful uses ancillary thereto by Tenant and for no other business or purpose without the prior written consent of Landlord. Tenant shall be solely responsible for complying with all laws applicable to the use, occupancy and condition of the Premises except to the extent such laws apply to Landlord’s construction obligations or other obligations pursuant to this Lease. Landlord shall deliver the Premises to Tenant in compliance with all regulatory codes, including, but not limited to, the Americans with Disabilities Act of 1990, 42 U.S.C., Section 12111 et. seq. and corresponding state law, as the same may be amended from time to time or by any similar or successor law and the rules promulgated thereunder (collectively, “ADA”). Thereafter, Tenant shall comply with all such laws at Tenant’s sole cost and expense provided such compliance is required as the result of (i) Tenant’s specific (as opposed to general office) use of the Premises, (ii) any alterations to be performed by or on behalf of Tenant within the Premises, (iii) a default by Tenant under this Lease beyond applicable notice and cure periods, or (iv) the special needs of a Tenant employee. In the event of a breach of any applicable laws, Tenant shall upon the earlier of knowing of such breach or receipt of written notice from Landlord immediately cease the performance of such unlawful act. No act shall be done in or about the Premises that will increase the existing rate of insurance on the Building. In the event of a breach of this covenant, Tenant shall immediately cease such act that is increasing or has increased the existing rate of insurance and shall pay to Landlord any and all increases in insurance premiums resulting from such breach. Tenant shall not commit or allow to be committed any waste upon the Premises, or any public or private nuisance or other act or thing which disturbs the quiet enjoyment of any other tenant in the Building. If any of Tenant’s office machines or equipment materially disturb any other tenant in the Building, then Tenant shall provide adequate insulation, or take such other action as may be necessary to eliminate or reduce the noise or disturbance to a reasonable level at its sole cost and expense. Tenant shall not, without Landlord’s prior consent (not to be unreasonably withheld, conditioned or delayed), install any equipment, machine, device, tank or vessel which is subject to any federal, state or local permitting requirement. Tenant, at its expense, shall comply with all laws, statutes, ordinances and governmental rules, regulations or requirements governing the installation, operation and removal of any such equipment, machine, device, tank or vessel. Upon prior written notice, Tenant shall observe such reasonable rules and regulations as may be adopted by Landlord from time to time for the safety, care and cleanliness of the Premises or the Building and for the preservation of good order therein. The current rules and regulations for the Building are attached hereto as Exhibit F. In the event of a conflict between the rules and regulations and this Lease, this Lease shall control. Tenant shall not be obligated to comply with any changes to the Rules and Regulations which unreasonably interfere with Tenant’s use of the Premises for general office uses. Landlord agrees that if Landlord enforces a rule or regulation against one tenant of the Project, Landlord will uniformly enforce such rule or regulation against all other tenants of the Project.

III.

3.1 Rental Payments.

(a) Base Rent. Commencing on the Commencement Date and continuing thereafter throughout the Term, Tenant shall pay the “Base Rent” (herein so called) described in this Section, which is due and payable each Lease Year on the first (1st) day of each calendar month during the Term, and Tenant shall make such installments to Landlord at Landlord’s address specified in this Lease (or such other address as may be designated by Landlord from time to time) monthly in advance, in lawful money of the United States of America at the times and in the manner prescribed in this Lease, without demand, deduction, abatement, set off, counterclaim or prior notice, except as may be specifically otherwise provided in this Lease. Base Rent during the Term shall be as follows:

Lease Months	Base Rent Per Rentable Square Foot	Base Rent Annually	Base Rent Monthly
1 - 7	$0.00	$0.00	$0.00
8 - 12	$21.25	$65,742.20 (5 months)	$13,148.44
13 - 24	$21.83	$162,087.75	$13,507.31
25 - 36	$22.43	$166,542.75	$13,878.56
37 - 48	$23.05	$171,146.25	$14,262.19
49 - 60	$23.68	$175,824.00	$14,652.00
61 - 72	$24.33	$180,650.25	$15,054.19
73 - 84	$25.00	$185,625.00	$15,468.75
85 - 91	$25.69	$111,269.83 (7 months)	$15,895.69

The foregoing rental schedule reflects an abatement of Base Rent and Tenant’s Pro Rata Share (as defined below) of Operating Expenses (as defined below) during the first seven (7) months of the Term of this Lease (the “Abatement Period”) commencing on the Commencement Date in the amount of $13,148.44 per month for a total abatement of $92,039.08 (the “Abatement”). In the event of a monetary default by Tenant under this Lease during the initial Term beyond any applicable notice and cure periods, such Abatement shall be revoked, null and void and any payments already abated shall become immediately due and payable.

(b) Partial Month. If the Commencement Date is other than the first (1st) day of a calendar month or if this Lease expires or terminates on a day other than the last day of a calendar month, then the installments of Base Rent for such month or months shall be prorated based upon multiplying the applicable Base Rent by a fraction, the numerator of which shall be the number of days of the Term occurring during said commencement or termination month, as the case may be, and the denominator of which shall be 30.

(c) Payment; Late Charge; Past Due Rate. The Base Rent, the Additional Rent (hereinafter defined) and any and all other payments which Tenant is obligated to make to Landlord under this Lease shall constitute and are sometimes hereinafter collectively referred to as “Rent”. Tenant shall pay all Rent and other sums of money as shall become due from and payable by Tenant to

Landlord in lawful money of the United States of America at the times and in the manner provided in this Lease, without demand, deduction, abatement, setoff, counterclaim or prior notice, except as otherwise set forth herein. Tenant hereby acknowledges that late payment to Landlord of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. If any Rent or other sum due from Tenant is not received on or before its due date, then Tenant shall pay to Landlord immediately upon Landlord’s written demand therefor, a late charge in an amount equal to five percent (5%) of such overdue amount, plus any attorneys’ fees and costs incurred by Landlord by reason of Tenant’s failure to pay Rent and other charges when due hereunder. Additionally, all Rent under this Lease shall bear interest from the date due until paid at the lesser of ten percent (10%) or the maximum nonusurious rate of interest then permitted by the applicable laws of the state in which the Building is located, such interest being in addition to and cumulative of any other rights and remedies which Landlord may have with regard to the failure of Tenant to make any such payments under this Lease. Notwithstanding the foregoing, Landlord shall provide Tenant with a written courtesy notice of such late payment and Tenant shall have an additional five (5) days to cure such late payment; provided, however, that Landlord shall not be required to give such courtesy notice more than two (2) times in any consecutive twelve (12) month period.

3.2 Additional Rent.

(a) Definitions:

(i) “Adjustment Period” means each full or partial calendar year occurring during the Term after the Base Year.

(ii) “Base Operating Expenses” means Operating Expenses for the Base Year.

(iii) “Base Year” means calendar year 2013.

(vi) “Operating Expenses” means all expenses, costs and disbursements of every kind and nature relating to or incurred in connection with the use, management and operation of the Project, including, without limitation the Common Areas, the Service Areas and the parking areas, computed on an accrual basis in accordance with generally accepted accounting principles consistently applied, including but not limited to the following:

(A) wages and salaries of all persons engaged in the operation, maintenance, security or access control of the Project, including all taxes, insurance and benefits relating thereto;

(B) the cost of all supplies, tools, equipment and materials used in the operation and maintenance of the Project, including rental fees for the same, if such items are not purchased and amortized pursuant to Section 3.2(a)(vi)(F) below or excluded pursuant to Section 3.2(a)(vi)(1) below;

(C) the cost of all utilities for the Project, including, but not limited to the cost of water and power, heating, lighting, gas, air conditioning and ventilating (excluding those costs billed to specific tenants) for the Building and Project;

(D) the cost of all maintenance and service agreements for the Project and the equipment therein, including but not limited to alarm service, security service, access control, landscaping, window cleaning, pest control, elevator maintenance and janitorial service;

(E) the cost of repairs and general maintenance, excluding (y) repairs and general maintenance paid by proceeds of insurance, by Tenant or by other third parties, and (z) alterations attributable solely to tenants of the Building;

(F) amortization (together with reasonable financing charges) of the cost, over the useful life thereof, of capital investment items which are installed for the purpose of reducing operating expenses, promoting safety, or complying with governmental requirements enacted or promulgated after the Commencement Date or maintaining the quality of the Building;

(G) the cost of all insurance relating to the Project, including, but not limited to, the cost of property insurance, casualty, rental loss and liability insurance applicable to the Project and Landlord’s personal property used in connection therewith, and the cost of deductibles paid on claims made by Landlord;

(H) Landlord’s and/or Landlord’s managing agent’s accounting and audit costs and attorneys’ fees applicable to the Project;

(I) all property management fees for the Project not to exceed four percent (4%) of the gross revenues of the Project; and

(J) All taxes, assessments and governmental charges, whether or not directly paid by Landlord, whether federal, state, county or municipal and whether they are imposed by taxing districts or authorities currently taxing the Project or by others subsequently created or otherwise, and any other taxes and assessments, assessed against or attributable to the Project or its operation, including without limitation, any business or margin tax on rent which may be imposed under North Carolina law, but excluding, however, federal and state taxes on income, death taxes, franchise taxes and any taxes imposed or measured solely on or by the income of Landlord from the operation of the Project, together with the reasonable cost (including attorneys, consultants and appraisers) of any negotiation, contest or appeal pursued by Landlord in an effort to reduce any such tax, assessment or charge, and all of Landlord’s administrative costs in relation to the foregoing (“Real Estate Taxes”); provided, however, that if at any time during the Term the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereof shall be changed and as a substitute therefor, or in lieu of or in addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed or imposed wholly or partially as a capital levy or otherwise on the rents received from the Project or the rents reserved herein or any part thereof, then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed, shall be deemed to be included within the Real Estate Taxes to the extent that such substitute or additional tax would be payable if the Project were the only property of the Landlord subject to such tax. Tenant acknowledges and agrees that if another tenant in the Building (or Landlord on such tenant’s behalf) receives an abatement which is applied against the Real Estate Taxes for the Building, then one hundred percent (100%) of such abatement will be provided to such tenant and shall not be allocated to or among the other tenants in the Building.

Landlord shall use good faith efforts to keep the Operating Expenses consistent with similar costs for other comparable (i.e., as to age, condition, location, systems, etc.) first-class buildings in the Raleigh-Durham office market.

The following expenses shall not be included in Operating Expenses:

1.	Any ground lease rental.

2.	Costs incurred by Landlord for the repair of damage to the Project, to the extent the Landlord is reimbursed by insurance proceeds.

3.	Any costs associated with leasing or marketing space in the Project. Such costs should include tenant improvements, advertising, lease commissions, legal fees to negotiate the lease, space planning or marketing materials.

4.	Depreciation and amortization except as provided in Section 3.2(a)(vi)(F) above and except on materials, tools, supplies, and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party for where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services.

5.	Interest, principal on debt or amortization on any mortgage encumbering the Building or the Land or legal and other costs associated with the mortgaging, refinancing or sale of the Project or any interest therein.

6.	The cost of tenant improvements made for tenant(s) of the Building.

7.	Legal costs in connection with lease negotiations or the enforcement of leases.

8.	Landlord’s general corporate overhead and general and administrative expenses except as otherwise provided herein and other than charges for property management and in-house labor provided for maintenance of the Building.

9.	Costs incurred due to violations of law or other violations by Landlord of any of the terms and conditions of this Lease.

10.	Tax penalties incurred as a result of Landlord’s failure to make payments when due provided that Tenant makes timely payment of all amounts due hereunder

11.	All items and services for which Landlord receives reimbursement from Tenant or any other tenant outside of Operating Expenses, or from third persons or electric power costs for which any tenant directly contracts with the local public service company.

12.	Repairs occasioned by fire, windstorm or other casualty and paid for through insurance or condemnation proceeds (exclusive of any deductibles).

13.	Salaries of officers and executives of Landlord other than the building manager and subordinate personnel engaged in the operation of the Project.

14.	Costs incurred for any items to the extent covered by a manufacturer’s, vendor’s, materialmen’s or contractor’s warranty to the extent that Landlord was actually reimbursed for same.

15.	The cost of capital expenditures except as otherwise specifically permitted pursuant to this Section 3.2.

16.	The cost of any environmental remediation of the Project or the Building.

17.	Costs arising from Landlord’s charitable or political contributions.

18.	Costs arising from earthquake insurance to the extent coverage exceeds the coverage carried by landlords of other buildings comparable to the Project.

19.	Federal and state income and franchise taxes, except taxes on rent which shall be paid directly by Tenant or included in Operating Expenses.

20.	Any costs and expenses related to or incurred in connection with disputes with tenants of the Building or any lender for the Building.

(vii) “Tenant’s Pro Rata Share” means the percentage calculated by dividing the rentable area of the Premises (numerator) by the rentable area of the Building (denominator), and expressing the fraction as a percentage.

(b) Gross-Up Adjustment. If the Building is less than fully occupied or if Building standard Landlord services are not provided to the entire Building during any Adjustment Period, including the Base Year, then Operating Expenses for such Adjustment Period or Base Year shall be “grossed up” by Landlord to that amount of Operating Expenses and that, using reasonable projections, would normally be expected to be incurred during the Adjustment Period or Base Year if the Building was ninety-five percent (95%) occupied and receiving Building standard Landlord services during the Adjustment Period or Base Year, as determined under generally accepted accounting principles consistently applied. Such adjustment shall not, however, result in Landlord receiving more than 100% of the actual amount of such “variable” Operating Expenses.

(c) Payment by Tenant. If the Operating Expenses for any Adjustment Period exceed the Base Operating Expenses (any such excess being known collectively as the “Expense Increase”), then Tenant agrees to pay Landlord as additional rent (the “Additional Rent”) Tenant’s Pro Rata Share of the Expense Increase.

(d) Manner of Payment.

(i) Landlord shall give Tenant notice of Landlord’s estimate of amounts payable under this Section 3.2 for each Adjustment Period based upon generally accepted accounting principles consistently applied. By the first (1st) day of each month during the Adjustment Period, Tenant shall pay Landlord one-twelfth (1/12th) of the estimated amount.

If for any reason the estimate is not given before the Adjustment Period begins, Tenant shall continue to pay on the basis of the previous year’s estimate, if any, until the month after the new estimate is given. Tenant’s obligation to pay Expense Increases shall, with the exception of Real Estate Taxes, utility charges, and insurance premiums and costs, snow and ice removal costs, security expenses, any increases in total management fees based on increases in gross rents due to changes in occupancy levels, and other outside expenses outside of Landlord’s control, be limited to a per year cumulative increase of five percent (5%), compounded annually. Increases in Real Estate Taxes, utility charges and insurance premiums and costs, snow and ice removal costs, security expenses, any increases in total management fees based on increases in gross rents due to changes in occupancy levels, and other outside expenses outside of Landlord’s control shall not be subject to any limit or “cap.”

(ii) Within one hundred twenty (120) days after each Adjustment Period ends, or as soon thereafter as reasonably practical, Landlord shall give Tenant a statement (the “Statement”) showing the: (A) actual Operating Expenses for the Adjustment Period; (B) Base Operating Expenses; (C) the Expense Increase for the Adjustment Period; (D) the amount of Tenant’s Pro Rata Share of the Expense Increase; (E) the amount, if any, paid by Tenant during the Adjustment Period towards the Expense Increase; and (F) the amount Tenant owes towards the Expense Increase or the amount Landlord owes as a refund. Delay by Landlord in providing to Tenant any Statement shall not relieve Tenant from the obligation to pay any Expense Increase within thirty (30) days from the rendering of such Statements.

(iii) If the Statement shows that the actual amount Tenant owes for the Adjustment Period is less than any estimated Expense Increase paid by Tenant during the Adjustment Period, Landlord shall return the difference (the “Overpayment”). If the Statement shows that the actual amount Tenant owes is more than any estimated Expense Increase paid by Tenant during the Adjustment Period, Tenant shall pay the difference (the “Underpayment”). The Overpayment or Underpayment shall be paid within thirty (30) days after the Statement is delivered to Tenant.

(iv) During any Adjustment Period in which this Lease is not in effect for a complete calendar year, unless it was ended due to Tenant’s default, Tenant’s obligation for Additional Rent for those Adjustment Periods shall be prorated by multiplying the Additional Rent for the Adjustment Period by a fraction expressed as a percentage, the numerator of which is the number of days of the Adjustment Period included in the Term and the denominator of which is 365.

(e) Audit Right. In the event that within ninety (90) days after Tenant’s receipt of the Statement for the prior calendar year, Tenant reasonably believes that certain of the Operating Expenses charged by Landlord include costs that are not properly included within the term “Operating Expenses” or that Landlord has erred in calculating same, Tenant shall have the right to audit Landlord’s books and records in accordance with this subsection. Tenant shall exercise such audit right by providing Landlord with a written notice of Tenant’s exercise of such audit right within such 90-day period and a statement enumerating reasonably detailed reasons for Tenant’s objections to the Statement issued by Landlord (the “Audit Notice”). Upon the receipt by Landlord of an Audit Notice, Landlord shall instruct its property manager for the Building to meet with a designated employee of Tenant (the “Tenant Representative”) to discuss the objections set forth in the Audit Notice. Landlord shall provide the Tenant Representative with reasonable access to Landlord’s books and records at the property manager’s office relating to Operating Expenses for the calendar year in question in order to attempt to resolve the issues raised by Tenant in the Audit Notice. If, within thirty (30) days after Landlord’s receipt of the Audit Notice, Landlord and Tenant are unable to resolve Tenant’s objections, then not later than fifteen (15) days after the expiration of such 30-day period, Tenant may conduct the audit. Such audit shall be performed by an independent, reputable certified public accounting firm charging for its services on an hourly rate (and not a contingent fee) basis (“Acceptable Accountants”) for the purpose of inspecting and auditing Landlord’s books and records for the Building relating to the objections raised in Tenant’s Audit Notice. Prior to commencing such audit, the Acceptable Accountants and Tenant must enter into a confidentiality agreement whereby the Acceptable Accountants and Tenant agree to keep the results and findings of such audit confidential. Such audit shall be limited to a determination of whether or not Landlord calculated the Operating Expenses in accordance with the terms and conditions of this Lease. All costs and expenses of any such audit shall be paid by Tenant; provided, however, in the event it is ultimately determined that Landlord has overstated Operating Expenses by more than five percent (5%), then Landlord shall reimburse Tenant for Tenant’s reasonable, out-of-pocket cost of the audit (but in no event to exceed the lesser of the amount of the overcharge to Tenant or $2,000.00) plus the amount determined to have been overpaid by Tenant. Any audit performed pursuant to the terms of this subsection shall be conducted only by the Acceptable Accountants at the offices of Landlord’s property manager.

Notwithstanding anything contained herein to the contrary, Tenant shall be entitled to exercise its audit right pursuant to this subsection only in strict accordance with the foregoing procedures no more often than once per calendar year and each such audit shall relate only to the calendar year most recently ended. In the event that Tenant fails to notify Landlord within the foregoing 90-day period that Tenant objects to the Statement, then Tenant’s right to audit such year’s Statement shall be null and void.

3.3 Letter of Credit. Upon execution of this Lease, Tenant shall deliver to Landlord a clean, irrevocable letter of credit (the “Letter of Credit”) established in Landlord’s (and its successors’ and assigns’) favor in the Letter of Credit Amount, issued by a federally insured banking or lending institution (i.e., insured by the FDIC) with a retail banking branch located within the continental United States reasonably acceptable to Landlord and in other form and substance reasonably acceptable to Landlord. The Letter of Credit shall specifically provide for partial draws, shall be self-renewing annually as an “Evergreen” letter of credit, without amendment, for additional one-year periods, shall have a term that is self-renewing until sixty (60) days after the expiration of the Term of the Lease and shall by its terms be transferable by the beneficiary thereunder for a transfer fee not to exceed $250.00 payable by Tenant. If Tenant fails to make any payment of rent or other charges due to Landlord under the terms of the Lease, or otherwise defaults hereunder, beyond any applicable notice and cure period, Landlord, at Landlord’s option, may make a demand for payment under the Letter of Credit in an amount equal to the amounts then due and owing to Landlord under the Lease. In the event that Landlord draws upon the Letter of Credit, Tenant shall present to Landlord a replacement Letter of Credit in the full Letter of Credit Amount satisfying all of the terms and conditions of this Section within ten (10) days after receipt of notice from Landlord of such draw. Tenant’s failure to do so within such 10-day period will constitute a default hereunder (Tenant hereby waiving any additional notice and grace or cure period), and upon such default Landlord shall be entitled to immediately exercise all rights and remedies available to it hereunder, at law or in equity. In the event that the Letter of Credit is terminated by the issuer thereof prior to the date that is sixty (60) days after the expiration date of this Lease, as set forth above, and Tenant has not presented to Landlord a replacement Letter of Credit which complies with the terms and conditions of the Lease on or before thirty (30) days prior to the expiration date of any such Letter of Credit then held by Landlord, then Tenant shall be deemed in default hereunder and Landlord, in addition to all other rights and remedies provided for hereunder, shall have the right to draw upon the Letter of Credit then held by Landlord and any such amount paid to Landlord by the issuer of the Letter of Credit shall be held in a segregated account by Landlord as security for the performance of Tenant’s obligations hereunder. Any interest earned on such amounts shall be the property of Landlord. Landlord’s election to draw under the Letter of Credit and to hold the proceeds of the drawing under the Letter of Credit in a segregated account shall not be deemed a cure of any default by Tenant hereunder and shall not relieve Tenant from its obligation to present to Landlord a replacement Letter of Credit which complies with the terms and conditions of this Lease. Tenant acknowledges that any proceeds of a draw made under the Letter of Credit and thereafter held in a segregated account by Landlord may be used by Landlord to cure or satisfy any obligation of Tenant hereunder as if such proceeds were instead proceeds of a draw made under a Letter of Credit that remained outstanding and in full force and effect at the time such amounts are applied by Landlord to cure or satisfy any such obligation of Tenant. Tenant hereby affirmatively disclaims any interest Tenant has, may have, claims to have, or may claim to have in any proceeds drawn by Landlord under the Letter of Credit and held in accordance with the terms hereof. Without limiting the generality of the foregoing, Tenant expressly acknowledges and agrees that at the end of the Term of the Lease (whether by expiration or earlier termination hereof), and if Tenant is not then in default under this Lease, Landlord shall return to the issuer of the Letter of Credit or its successor (or as such issuer may direct in writing) any remaining and unapplied proceeds of any prior draws made under the Letter of Credit, and Tenant shall have no rights, residual or otherwise, in or to such proceeds.

In addition to the foregoing, Landlord will have the right to require Tenant to have a new Letter of Credit issued in accordance with the above requirements from a different Issuer if either the original Issuer is placed on an FDIC “watch list”, if the FDIC or similar state or federal banking regulatory agency is appointed as receiver or conservator for such Issuer or if Landlord analyzes such Issuer’s capitalization, asset quality, earnings, and/or liquidity and in Landlord’s sole and absolute discretion, disapproves of such Issuer’s financial wherewithal and ability to remain as the issuer of the Letter of Credit. Such new Letter of Credit must comply with the foregoing requirements and must be issued within thirty (30) days of Landlord’s demand therefor.

Provided Tenant is not then in default (regardless of any notice and cure periods) and has not been in default under this Lease beyond any applicable notice and cure periods during the prior twelve (12) months, the Letter of Credit Amount shall reduce during the Term of this Lease on the first date of the respective Lease Year as set forth below:

Date of Reduction	Amount of Reduction of Letter of Credit	Remaining Letter of Credit Amount after Reduction
First day of the 2nd Lease Year of the Term	$13,148.44	$52,593.76
First day of the 3rd Lease Year of the Term	$13,148.44	$39,445.32
First day of the 4th Lease Year of the Term	$13,148.44	$26,296.88
First day of the 5th Lease Year of the Term	$13,148.44	$13,148.44

Should Tenant be in default (regardless of any notice and cure periods) as of the specified reduction date, or if Tenant otherwise has been in default as specified above beyond any applicable notice and/or cure periods, no reduction shall occur as of such applicable date. The Letter of Credit shall specifically provide that the Letter of Credit is subject to reduction in accordance with the terms of the Lease. If Tenant is then or has been in default and the Letter of Credit balance is not or was not reduced, then at the first date of the next scheduled reduction Lease Year, the Letter of Credit Amount will only be reduced by the next scheduled reduction amount and will not skip to the otherwise applicable Lease Year.

IV.

4.1 Common Area Maintenance and Repair, Landlord Repair Obligations and Services.

(a) Common Area Maintenance and Repair. Landlord shall maintain and repair the Common Areas and the parking areas (as such Common Areas and parking areas may be modified or reconfigured by Landlord from time to time and at any time provided such modification or reconfiguration does not materially interfere with or adversely impact Tenant’s access to the Building, or Tenant’s use of the Premises or materially diminish Tenant’s proportionate share of parking spaces set forth in Section 11.13) in good order and repair to the extent maintained by other first-class, multi-tenant office buildings in the Raleigh-Durham office market.

(b) Landlord Repair Obligations. Landlord shall maintain and repair the structural portions of the Premises and the Building and all building systems including the elevator, electric power, plumbing and the heating, ventilating and air conditioning systems, the roof and exterior walls (excluding plate glass and doors of the Premises) of the Building in good order and repair to the extent such facilities are maintained by other first-class, multi-tenant office buildings in the Raleigh-Durham office market.

(c) Services Provided. So long as (x) no default by Tenant under this Lease has occurred and is continuing, and (y) the Premises have not been vacated, Landlord shall furnish to Tenant, the following services:

1.	Hot and cold domestic water in common use restrooms and toilets in locations provided for general use and as reasonably deemed by Landlord to be in keeping with the standards maintained by other first-class, multi-tenant office buildings in the Raleigh- Durham office market.

2.

Heating and air conditioning in season from 7:00 a.m. to 6:00 p.m. on Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday (“Building Operating Hours”), excluding the hereinafter defined Holidays, subject to curtailment as required by governmental laws, rules or regulations, substantially in compliance with the recommended temperature ranges for which such heating, ventilating and air conditioning systems were designed, but such service at times during weekdays and Saturdays other than the Building Operating Hours, and on Sundays and Holidays, shall be furnished only upon request of Tenant, and for such service Tenant shall pay Landlord within thirty (30) days after written demand an amount equal to the rate Landlord at that time is charging for such service, which as of the Commencement Date shall be Forty-Five and 00/100 Dollars ($45.00) per hour per floor. Landlord shall be entitled to increase the charge for after hours service at any time the per KWH charge for electricity to the Building charged to Landlord by the applicable electricity service provider is increased from the charge for electricity on the Commencement Date.

3.	Electric lighting service for all public areas and special service areas of the Building in keeping with the standards maintained by other first-class, multi-tenant office buildings in the Raleigh-Durham office market.

4.	Janitor service on a five (5) day week basis; provided, however, if Tenant’s floor coverings or other improvements require special care, Tenant shall pay the additional cleaning cost attributable thereto.

5.	Access control twenty-four (24) hours a day, seven (7) days a week, for the Project comparable as to coverage, control and responsiveness (but not necessarily as to means for accomplishing same) to other first-class, multi-tenant office buildings in the Raleigh-Durham office market. Except for the gross negligence or intentional misconduct of Landlord, Landlord shall have no responsibility to prevent, and shall not be liable to Tenant for, any liability or loss to Tenant, its agents, employees and visitors arising out of losses due to theft, burglary, or damage or injury to persons or property caused by lack of security or persons gaining access to the Premises, and Tenant hereby releases Landlord from all liability for such losses, damages or injury.

6.	Sufficient electrical capacity to operate (i) incandescent lights, typewriters, desktop computers, calculating machines, photocopying machines and other machines of similar low voltage electrical consumption (120/208 volts), provided that the total rated electrical design load for said lighting and machines of low electrical voltage shall not exceed four (4.00) watts demand per square foot of rentable area; and (ii) lighting and equipment of high voltage electrical consumption (277/480 volts), provided that the total rated electrical design load for said lighting and equipment of high electrical voltage shall not exceed two (2.00) watts demand per square foot of rentable area (each such rated electrical design load to be hereinafter referred to as the “Building standard rated electrical design load”). Tenant shall be allocated Tenant’s pro rata share of the Building standard circuits provided on the floors Tenant occupies.

Should Tenant’s fully connected electrical design load exceed the Building standard rated electrical design load for either low or high voltage electrical consumption, or if Tenant’s electrical design requires low voltage or high voltage circuits in excess of Tenant’s share of the Building standard circuits, Landlord will (at Tenant’s expense) install one (1) additional high voltage panel and/or one (1) additional low voltage panel with associated transformer, space for which has been provided in the base building electrical closets based on a maximum of two (2) such additional panels per floor for all tenants on the floor (which additional panels and transformers shall be hereinafter referred to as the “additional electrical equipment”). If the additional electrical equipment is installed because Tenant’s low or high voltage rated electrical design load exceeds the applicable Building standard rated electrical design load, then a meter shall also be added (at Tenant’s expense) to measure the electricity used through the additional electrical equipment.

The design and installation of any additional electrical equipment (or related meter) required by Tenant shall be subject to the prior approval of Landlord (which approval shall not be unreasonably withheld). All expenses incurred by Landlord in connection with the review and approval of any additional electrical equipment shall also be reimbursed to Landlord by Tenant. Tenant shall also pay on demand the actual metered cost of electricity consumed through the additional electrical equipment (if applicable), plus any actual accounting expenses incurred by Landlord in connection with the metering thereof.

If any of Tenant’s electrical equipment requires conditioned air in excess of Building standard air conditioning in order to maintain the level of heating and air conditioning in the Premises in substantial conformity with the balance of the Building, the additional air conditioning equipment shall be installed by Landlord (on Tenant’s behalf), and Tenant shall pay all design, installation, metering and operating costs relating thereto provided Tenant elects not to otherwise remedy the need for such additional conditioned air in a manner reasonably approved by Landlord.

7.	All fluorescent bulb and ballast replacement for Building standard lighting in all areas and all incandescent bulb replacement in public areas, toilet and restroom areas and stairwells.

8.	Nonexclusive operatorless passenger elevator service to the Premises twenty-four (24) hours per day; provided, that Landlord may reasonably limit the number of elevators in operation on weekdays after normal business hours and on Saturdays, Sundays and Holidays to not less than one elevator.

9.	Nonexclusive freight elevator service to the Premises on a reasonable, non-discriminatory basis, subject to advance reservation of same and other Landlord requirements.

(d) Cessation of Services. To the extent the services described in Section 4.1(c) of this Lease require electricity, gas and water supplied by public utilities, Landlord’s covenants thereunder shall only impose on Landlord the obligation to use reasonable efforts to cause the applicable public utilities to furnish the same. Failure by Landlord to furnish the services described in Section 4.1(c) to any extent, or any cessation thereof, shall not render Landlord in default hereunder or liable in any respect for damages to either person or property, or be construed as an eviction of Tenant, or work an abatement of Rent or relieve Tenant from fulfillment of any covenant or agreement hereof. In addition to the foregoing, should any of the equipment or machinery break down, cease to function properly for any cause, or be intentionally turned off for testing or maintenance purposes, Tenant shall have no claim for abatement or reduction of Rent or damages on account of an interruption in service occasioned thereby or resulting therefrom; provided, however Landlord agrees to use diligent efforts to repair said equipment or machinery and to restore said services.

Notwithstanding anything to the contrary contained in this Lease, if Tenant cannot reasonably use the Premises for Tenant’s intended business operations by reason of any interruption in services to be provided by Landlord that is not the result of a casualty or condemnation (which is covered in Sections 7.3 and 7.1, respectively, herein) (and Tenant does not in fact use the Premises) and such condition exists for five (5) consecutive business days, then Tenant’s Base Rent shall be equitably abated for that portion of the Premises that Tenant is unable to use for Tenant’s intended business operations until such service is restored to the Premises. Tenant shall not, however, be entitled to any abatement of Base Rent if the interruption or abatement in service or the failure by Landlord to furnish such service is the result of force majeure or is the result of an interruption or abatement in service of a public utility. By way of example only, there shall be no abatement of Base Rent if Landlord is unable to furnish water or electricity to the Premises if no water or electricity is then being made available to the Building by the supplying utility company or municipality and this failure to deliver the water or electricity is not the direct result of Landlord’s failure to do something that is required for such delivery. At the time of the loss of service, Tenant must give written notice promptly to Landlord of the loss of service and its claim for abatement and Tenant only shall be entitled to abatement of Base Rent in proportion to the area rendered unusable. Landlord may prevent or stop abatement by providing substantially the same service in similar quality and quantity by temporary or alternative means until the cause of the loss of service can be corrected. Such abatement shall be Tenant’s sole remedy for loss of service and Tenant shall have no right to terminate this Lease.

(e) Holidays. The following dates shall collectively be known as “Holidays” and individually known as a “Holiday”: New Year’s Day; Memorial Day; Independence Day; Labor Day; Thanksgiving Day; Friday following Thanksgiving Day, Christmas Day, and any other holiday recognized and taken by tenants occupying at least one half (1/2) of the rentable area of office space of the Building. If in the case of any Holiday, a different day shall be observed than the respective day above-described, then that day which constitutes the day observed by national banks in the city or proximate area in which the Building is located, on account of such Holiday, shall constitute the Holiday under this Lease.

4.2 Keys and Locks. Landlord, at Landlord’s expense, shall initially furnish Tenant with a reasonable number of keys for the standard corridor doors serving the Premises and five (5) access cards to provide access to the Building. Additional keys and access cards will be furnished by Landlord upon an order signed by Tenant and at Tenant’s expense. All such keys and access cards shall remain the property of Landlord. Without the prior written consent of Landlord, no additional locks shall be allowed on any door of the Premises, and Tenant shall not make or permit to be made any duplicate keys or access cards, except those furnished by Landlord. Upon termination or expiration of this Lease or a termination of possession of the Premises by Tenant, Tenant shall surrender to Landlord all keys to any locks on doors entering or within the Premises and all access cards.

4.3 Graphics, Building Directory and Signage.

(a) Landlord shall provide and install, at Landlord’s expense, all letters or numerals at or near the suite entrance to the Premises, and a strip containing a listing of Tenant’s name on the Building’s electronic directory board in the main lobby of the Building. All such letters and numerals shall be in Building standard graphics. Landlord shall not be liable for any inconvenience or damage occurring as a result of any error or omission in any directory or graphics. No other signs, numerals or other graphics shall be used or installed by Tenant on the exterior, or which may be visible from outside the Premises, unless approved in writing by Landlord. If for any reason other than destruction of the Premises, Tenant shall desert, abandon or vacate the Premises or any substantial portion thereof or fail to operate its business therein for a period of ninety (90) consecutive days, then Tenant shall permanently and automatically forfeit its rights to utilize the Building signage rights described in this Section 4.3; and Landlord, at Landlord’s sole cost and expense, may remove Tenant’s signs or panels therefrom.

(b) Additionally, in order to provide architectural control for the Building and the Project, Tenant shall not install any exterior signs, marquees, billboards, outside lighting fixtures and/or other decorations on the Building, the Premises or the Common Areas. Landlord shall have the right to remove any such sign or other decoration to restore fully the Building, the Premises or the Common Areas at the cost and expense of Tenant if any such exterior work is done without Landlord’s prior approval, which approval Landlord shall be entitled to withhold or deny in its sole discretion. Tenant shall not permit, allow or cause to be used in, on or about the Premises any sound production devices, mechanical or moving display devices, bright lights, or other advertising media, the effect of which would be visible or audible from the exterior of the Premises.

V.

5.1 Occupancy of Premises. Tenant shall throughout the Term of this Lease, at its own expense, maintain the Premises and all improvements thereon and keep them free from waste, damage or nuisance, and shall deliver up the Premises in broom clean condition at the expiration or termination of this Lease or the termination of Tenant’s right to occupy the Premises by Tenant, in good repair and condition, reasonable wear and tear, the negligence or willful misconduct attributable to Landlord and its agents and employees and (except as provided in Article VII) damage by casualty excepted. In the event fourteen (14) days after receipt of Landlord’s notice of repair, Tenant should neglect to maintain and/or return the Premises in such manner, Landlord shall have the right, but not the obligation, to cause repairs or corrections to be made, and any reasonable costs therefor shall be payable by Tenant to Landlord within ten (10) days of demand therefor by Landlord. In the event of an emergency (which shall include, without limitation, any uncured or uncorrected condition of which Tenant is or becomes aware or receives written notice that is a nuisance to another tenant), no prior notice shall be required in order for Landlord to cause such repairs or corrections to be made. Upon the expiration or termination of this Lease or the termination of Tenant’s right to occupy the Premises by Tenant, Landlord shall have the right to reenter and resume possession of the Premises. No act or thing done by Landlord or any of Landlord’s agents (hereinafter defined) during the Term of the Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same be made in writing and executed by Landlord. Tenant shall notify Landlord at least fifteen (15) days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises. If Tenant fails to give such notice, Landlord may notify Tenant of the date on which Landlord intends to inspect the Premises, which date shall be not less than one (1) day after the sending of such notice. If Tenant fails to attend such inspection, then Landlord’s inspection of the Premises shall be deemed correct for the purpose of determining Tenant’s responsibility for repair and restoration of the Premises.

5.2 Entry for Repairs and Inspection. Tenant shall permit Landlord and its agents upon prior notice to Tenant during business hours on business days to enter the Premises at all reasonable times to inspect the same and to show the Premises to prospective tenants (within twelve [12] months of the expiration of the Term of this Lease), or interested parties such as prospective lenders and purchasers. Landlord and its agents may at all reasonable times enter the Premises to exercise its rights under this Lease to (a) clean, repair, or improve the Premises or the Building; to (b) discharge

Tenant’s obligations when Tenant has failed to do so within the time required under this Lease; and (c) to post notices of nonresponsibility and similar notices and “For Sale” signs at any time and to place “For Lease” signs upon or adjacent to the Building or the Premises at any time within nine (9) months of the expiration of the Lease Term. Tenant shall permit Landlord and its agents to enter the Premises at any time and without notice in the event of an emergency and without notice for routine janitorial service. When reasonably necessary, Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure. In the exercise of its rights under this Section 5.2, Landlord agrees to use reasonable efforts to minimize interference with the operation of Tenant’s business at the Premises. Notwithstanding anything herein to the contrary, Tenant may elect to have a representative of Tenant accompany Landlord or its agent in connection with its entry upon the Premises, except in the event of an emergency or for routine janitorial services.

5.3 Hazardous Materials.

(a) As used in this Lease, the term “Hazardous Materials” shall mean and include any substance that is or contains petroleum, asbestos, polychlorinated biphenyls, lead, or any other substance, material or waste which is now or is hereafter classified or considered to be hazardous or toxic under any federal, state or local law, rule, regulation or ordinance relating to pollution or the protection or regulation of human health, natural resources or the environment (collectively, “Environmental Laws”) or poses or threatens to pose a hazard to the health or safety of persons on the Premises or any adjacent property.

(b) Tenant agrees that during its use and occupancy of the Premises it will not introduce or permit the introduction of Hazardous Materials on or about the Premises except in a manner and quantity necessary for the ordinary performance of Tenant’s business and that it will comply with all Environmental Laws relating to the use, storage or disposal of any such Hazardous Materials by Tenant, its agents, contractors, employees, licensees, subtenants and/or their respective invitees.

(c) If Tenant’s use of Hazardous Materials on or about the Premises results in a release, discharge or disposal of Hazardous Materials on, in, at, under, or emanating from, the Premises or the property in which the Premises are located, Tenant agrees to investigate, clean up, remove or remediate such Hazardous Materials in full compliance with the requirements of (i) all Environmental Laws and (ii) any governmental agency or authority responsible for the enforcement of any Environmental Laws. Landlord shall also have the right, but not the obligation, to take whatever action with respect to any such Hazardous Materials that it deems reasonably necessary to protect the value of the Premises or the property in which the Premises are located. All costs and expenses paid or incurred by Landlord in the exercise of such right shall be payable by Tenant within ten (10) days after demand therefor.

(d) Upon reasonable notice to Tenant, Landlord may inspect the Premises for the purpose of determining whether there exists on the Premises any Hazardous Materials or other condition or activity that is in violation of the requirements of this Lease or of any Environmental Laws. The right granted to Landlord herein to perform inspections shall not create a duty on Landlord’s part to inspect the Premises, or liability on the part of Landlord for Tenant’s use, storage or disposal of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

(e) Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of debris, waste or Hazardous Materials placed on or about the Premises by Tenant or its agents, employees, contractors, subtenants, licensees and/or their respective invitees, and in a condition that complies with all Environmental Laws.

(f) Tenant agrees to indemnify and hold harmless Landlord from and against any and all claims, losses (including, without limitation, loss in value of the Premises or the property in which the Premises are located), liabilities and expenses (including reasonable attorney’s fees) sustained by Landlord attributable to (i) any Hazardous Materials placed on or about the Premises by Tenant or its agents, employees, contractors, subtenants, licensees and/or their respective invitees or (ii) Tenant’s breach of any provision of this Section 5.3. Landlord agrees to indemnify and hold harmless Tenant from and against any and all claims, losses, liabilities and expenses (including reasonable attorney’s fees) sustained by Tenant as a result of any Hazardous Materials placed in, on or under the Premises, Building or Project by Landlord. If Hazardous Materials in violation of Environmental Laws are discovered in the Premises, Building or Project and were not placed therein, thereon or thereunder by Tenant, then Landlord shall remediate same or require the same to be remediated by the causing party if and to the extent required by applicable Environmental Laws.

(g) The provisions of this Section shall survive the expiration or earlier termination of this Lease.

VI.

6.1 Leasehold Improvements.

(a) Acceptance of Premises. Tenant has made a complete inspection of the Premises and subject to Landlord’s representations and warranties set forth in this Lease shall accept the Premises and the Project in their “AS IS”, “WHERE IS”, and “WITH ALL FAULTS” condition on the Commencement Date without recourse to Landlord, subject to Landlord’s completion of the Leasehold Improvements pursuant to the terms of Exhibit E attached hereto and subject to all applicable laws, ordinances, regulations, covenants and restrictions. Except as expressly provided in this Lease, Landlord shall have no obligation to furnish, equip or improve the Premises or the Project. The taking of possession of the Premises by Tenant shall be conclusive evidence against Tenant that Tenant accepts the Premises and the Project as being suitable for its intended purpose and in a good and satisfactory condition subject only to correction of a punch-list of non-material items and any latent defects, which are not readily discoverable which Landlord agrees to correct provided that Tenant notifies Landlord of same within one (1) year after the date of Substantial Completion.

(b) Improvement and Alterations. Tenant shall not make or allow to be made (except as otherwise provided in this Lease) any improvements, alterations or physical additions (including fixtures) in or to the Premises or the Project, without first obtaining the written consent of Landlord including Landlord’s written approval (such approval not to be unreasonably withheld, conditioned or delayed) of Tenant’s contractor(s) and of the plans, working drawings and specifications relating thereto. Notwithstanding the foregoing, Tenant shall be permitted to make, from time to time, interior, nonstructural alterations, improvements or additions without Landlord’s prior written consent so long as (i) such alterations, improvements and/or additions do not affect any of the building or life safety systems, (ii) such alterations, improvements and/or additions do not cost in excess of $10,000.00 for any one alteration or related series of alterations, improvements and/or additions within each Lease Year, (iii) such alterations, improvements and/or additions do not require a building or construction permit, (iv) Tenant provides to Landlord as built drawings or plans and specifications reflecting such alterations, improvements and/or additions if same are prepared in connection with such alterations, improvements or additions, (v) Landlord approves of Tenant’s contractor(s), (vi) if such alterations or improvements create odors and/or loud noise or vibrations, such work must be performed after the Building Operating Hours and otherwise in accordance with the Rules and Regulations, and (vii) Tenant gives Landlord at least five (5) business days prior written notice prior to commencing any such work. Approval by Landlord of any of Tenant’s drawings and plans and specifications prepared in connection with any alterations, improvements, modifications or additions to the Premises or the Project shall not constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications, or alterations, improvements, modifications or additions to which they relate, for any use, purpose or conditions, but such approval shall merely be the consent of Landlord as required hereunder. Except as otherwise expressly provided in Exhibit E attached hereto, any and all furnishing, equipping and improving of or other alteration and addition to the Premises shall be: (i) made at Tenant’s sole cost, risk and expense, and Tenant shall pay for Landlord’s actual costs incurred in connection with and as a result of such alterations or additions; (ii) performed in a prompt, good and workmanlike manner with labor and materials of Building Standard (as defined in Exhibit E attached hereto) quality (or, if approved by Landlord, which approval shall not be unreasonably withheld, with better materials); (iii) constructed in accordance with all plans and specifications approved in writing by Landlord prior to the commencement of any such work; (iv) prosecuted diligently and continuously to completion so as to minimize interference with the normal business operations of other tenants in the Building, the performance of Landlord’s obligations under this Lease or any mortgage covering or affecting all or any part of the Building or the Land and any work being done by contractors engaged by Landlord with respect to or in connection with the Building; and (v) performed by contractors chosen by Tenant and approved (such approval not to be unreasonably withheld, conditioned or delayed) in writing by Landlord. Tenant shall have no (and hereby waives all) rights to payment or compensation for any such item. Tenant shall notify Landlord upon completion of such alterations, improvements, modifications or additions and Landlord shall inspect same for workmanship and compliance with the approved plans and specifications. Tenant and its contractors shall comply with all reasonable requirements Landlord may impose on Tenant or its contractors with respect to such work (including but not limited to, insurance, indemnity and bonding requirements), and shall deliver to Landlord a complete copy of the “as-built” or final plans and specifications for all alterations or physical additions so made in or to the Premises within thirty (30) days after completing the work. Tenant shall not place safes, vaults, filing cabinets or systems, libraries or other heavy furniture or equipment within the Premises without Landlord’s prior written consent.

(c) Title to Alterations. All alterations, physical additions, modifications, appliances installed by Landlord or improvements in or to the Premises (including fixtures) shall, when made, become the property of Landlord and shall be surrendered to Landlord upon termination or expiration of this Lease or termination of Tenant’s right to occupy the Premises, whether by lapse of time or otherwise, without any payment, reimbursement or compensation therefor; provided, however, that Tenant shall retain title to and shall remove from the Premises movable equipment, trade fixtures and furniture owned by Tenant, provided that Tenant repairs any damage caused thereby and Tenant returns the Premises to its preexisting condition. Notwithstanding any of the foregoing to the contrary, Landlord may require Tenant to remove all alterations, additions or improvements to the Premises that are other than Building Standard or better including, without limitation, any cabling or other computer, satellite or telecommunications equipment or hardware, whether or not such alterations, additions, or improvements are located in the Premises upon the expiration or earlier termination of this Lease or the termination of Tenant’s right to possession of the Premises and restore the same to Building Standard condition, reasonable wear and tear excepted, and except as provided in Article VII, damage by casualty excepted. The rights conferred to Landlord under this Section 6.1(c) shall be in addition to (and not in conflict with) any other rights conferred on Landlord by this Lease, in equity or at law.

(d) Personal Property Taxes; Sales, Use and Excise Taxes. Tenant shall be responsible for and shall pay ad valorem taxes and other taxes, assessments or charges levied upon or applicable to Tenant’s personal property, the value of Tenant’s leasehold improvements in the Premises in excess of Building Standard (and if the taxing authorities do not separately assess Tenant’s leasehold improvements, Landlord may make a reasonable allocation of the taxes assessed on the Project to give effect to this Section 6.1(d)) and all license fees and other fees or charges imposed on the business conducted by Tenant on the Premises before such taxes, assessments, charges or fees become delinquent. Tenant shall also pay to Landlord with all Rent due and owing under this Lease an amount equal to any sales, rental, excise and use taxes levied, imposed or assessed by the State or any political subdivision thereof or other taxing authority upon any amounts classified as rent.

6.2 Repairs by Landlord. All repairs, alterations or additions that affect the Project’s structural components or major mechanical, electrical or plumbing systems shall be made by Landlord or its contractors only, and, in the case of any damage to such components or systems caused by Tenant or Tenant’s agents, shall be paid for by Tenant in an amount equal to Landlord’s actual costs plus eight percent (8%) as an overhead expense. Unless otherwise provided herein, Landlord shall not be required to make any improvements to or repairs of any kind or character to the leasehold improvements located in the Premises during the Term, except such repairs as Landlord deems necessary for normal maintenance operations of the Building.

6.3 Repairs by Tenant. Subject to Section 6.2 of this Lease, Tenant shall be responsible, at its own cost and expense, for all repair or replacement of any damage to the leasehold improvements in the Premises, together with any damage to the Project or any part thereof caused by Tenant or any of Tenant’s agents. Except insofar as Landlord is expressly obligated under this Lease to maintain and repair the Building, in addition to the maintenance and repair obligations of Tenant otherwise expressly set forth in this Lease, Tenant is also obligated to perform, at Tenant’s own cost and expense and risk, all other maintenance and repairs necessary or appropriate to cause the Premises to be maintained in good condition and suitable for Tenant’s intended commercial purpose.

Tenant shall, at its expense, keep and maintain all HVAC systems and all units, appliances and equipment that exclusively serve the Premises (or any portion thereof). In the event the Premises (or any portion thereof) is exclusively served by an HVAC system or unit, Tenant shall contract with a qualified heating and air conditioning service company approved by Landlord for the monthly maintenance and the repair and replacement, as necessary, of such HVAC system or unit. Tenant shall provide Landlord with a copy of any contract required under this Section 6.3 within ten (10) days after the Commencement Date and a copy of any subsequent contracts (or any renewal contracts) within ten (10) days after their execution. The cost of all contracts which Tenant is required to maintain under this Section 6.3 shall be borne by Tenant. Landlord and Tenant acknowledge that, pursuant to the Space Plan, as defined in

Exhibit E attached hereto, Tenant has no HVAC system or units exclusively servicing the Premises as of the date of this Lease.

6.4 Liens. Tenant shall keep the Premises and the Building free from any liens, including but not limited to liens filed against the Premises by any governmental agency, authority or organization, arising out of any work performed, materials ordered or obligations incurred by or on behalf of Tenant, and Tenant hereby agrees to indemnify and hold Landlord, its agents, employees, independent contractors, officers, directors, partners, and shareholders harmless from any liability, cost or expense for such liens. Tenant shall cause any such lien imposed to be released of record by payment or posting of the proper bond by a reputable bonding company acceptable to Landlord within fifteen (15) days after the earlier of receipt of notice of the filing of such lien or written request by Landlord. Tenant shall give Landlord written notice of Tenant’s intention to perform work on the Premises which might result in any claim of lien, at least fifteen (15) days prior to the commencement of such work to enable Landlord to post and record a notice of nonresponsibility or other notice deemed proper before commencement of any such work. If Tenant fails to remove any lien (by payment or posting) within the prescribed fifteen (15) day period, then Landlord may do so at Tenant’s expense and Tenant’s reimbursement to Landlord for such amount, including attorneys’ fees and costs, shall be deemed Additional Rent. Tenant shall have no power to do any act or make any contract which may create or be the foundation for any lien, mortgage or other encumbrance upon the reversion or other estate of Landlord, or of any interest of Landlord in the Premises.

6.5 INDEMNIFICATION. SUBJECT TO THE LIMITATIONS CONTAINED IN SECTION 7.5 HEREOF, TENANT SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS LANDLORD, ITS AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, PARTNERS AND SHAREHOLDERS (“LANDLORD’S RELATED PARTIES”) FROM AND AGAINST ANY AND ALL LIABILITIES, JUDGMENTS, DEMANDS, CAUSES OF ACTION, CLAIMS, LOSSES, DAMAGES, COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS, ARISING OUT OF THE USE, OCCUPANCY, CONDUCT, OPERATION, OR MANAGEMENT OF THE PREMISES BY, OR THE WILLFUL MISCONDUCT OR NEGLIGENCE OF, TENANT, ITS OFFICERS, CONTRACTORS, LICENSEES, AGENTS, SERVANTS, EMPLOYEES, GUESTS, INVITEES, OR VISITORS IN OR ABOUT THE BUILDING OR PREMISES OR ARISING FROM ANY BREACH OR DEFAULT UNDER THIS LEASE BY TENANT BEYOND ANY APPLICABLE NOTICE AND CURE PERIODS, OR ARISING FROM ANY ACCIDENT, INJURY, OR DAMAGE, HOWSOEVER AND BY WHOMSOEVER CAUSED, TO ANY PERSON OR PROPERTY, OCCURRING IN OR ABOUT THE PREMISES, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ANOTHER TENANT IN THE BUILDING, THEIR RESPECTIVE OFFICERS, CONTRACTORS, LICENSEES, AGENTS OR EMPLOYEES. THIS INDEMNIFICATION SHALL SURVIVE TERMINATION OR EXPIRATION OF THIS LEASE. THIS PROVISION SHALL NOT BE CONSTRUED TO MAKE TENANT RESPONSIBLE FOR LOSS, DAMAGE, LIABILITY OR EXPENSE RESULTING FROM INJURIES TO THIRD PARTIES CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD, OR ITS OFFICERS, CONTRACTORS, LICENSEES, AGENTS OR EMPLOYEES. EXCEPT AS OTHERWISE PROVIDED IN THIS LEASE, IN NO EVENT SHALL TENANT BE LIABLE TO LANDLORD FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

SUBJECT TO THE FOREGOING PARAGRAPH AND TO THE WAIVER OF SUBROGATION CONTAINED HEREIN, LANDLORD SHALL INDEMNIFY AND HOLD HARMLESS TENANT, ITS AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, PARTNERS AND SHAREHOLDERS FROM AND AGAINST ANY AND ALL LIABILITIES, JUDGMENTS, DEMANDS, CAUSES OF ACTION, CLAIMS, LOSSES, DAMAGES, COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS, ARISING OUT OF LANDLORD’S NEGLIGENCE OR WILLFUL MISCONDUCT OR ARISING FROM ANY BREACH OR DEFAULT UNDER THIS LEASE BY LANDLORD FOLLOWING A REASONABLE NOTICE AND CURE PERIOD. THIS INDEMNIFICATION SHALL SURVIVE TERMINATION OR EXPIRATION OF THIS LEASE.

In connection with any indemnification obligations under this Lease, the party receiving indemnification shall: (i) promptly notify the other party of any claim for which indemnification is sought; (ii) reasonably cooperate with the other party in the defense of the claim, at the other party’s expense; (iii) consent to the reasonable counsel selected by the other party to provide the defense of the claim; and (iv) not settle any claim without the prior written consent of the other party, which consent shall not be reasonably withheld, conditioned or delayed.

VII.

7.1 Condemnation.

(a) Total Taking. In the event of a taking or damage related to the exercise of the power of eminent domain, by any agency, authority, public utility, person, corporation or entity empowered to condemn property (including without limitation a voluntary conveyance by Landlord in lieu of such taking or condemnation) (individually, a “Taking”) of (i) the entire Premises, (ii) so much of the Premises as to prevent or substantially impair its use by Tenant during the Term of this Lease or (iii) portions of the Building or Project required for reasonable access to, or reasonable use of, the Premises (individually, a “Total Taking”), the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the Premises shall cease and terminate as of the date upon which title to the property taken passes to and vests in the condemnor (or the effective date of any order for possession if issued prior to the date title vests in the condemnor) (the “Date of Taking”).

(b) Partial Taking. In the event of a Taking of only a part of the Premises or of a part of the Project which does not constitute a Total Taking during the Term of this Lease (individually, a “Partial Taking”), the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the portion of the property taken shall cease and terminate as of the Date of Taking, and an adjustment to the Rent shall be made based upon the reduced area of the Premises.

(c) Termination by Landlord. In the event of a Taking of the Building (other than the Premises) such that, in Landlord’s reasonable opinion, the Building cannot be restored in a manner that makes its continued operation practically or economically feasible, Landlord may terminate this Lease by giving notice to Tenant within seventy-five (75) days after the date notice of such Taking is received by Landlord.

(d) Rent Adjustment. If this Lease is terminated pursuant to this Section 7.1, Landlord shall refund to Tenant any prepaid unaccrued Rent and any other sums due and owing to Tenant (less any sums then due and owing Landlord by Tenant), and Tenant shall pay to Landlord any remaining sums due and owing Landlord under this Lease, each prorated as of the Date of Taking where applicable.

(e) Repair. If this Lease is not terminated as provided for in this Section 7.1, then Landlord at its expense shall promptly repair and restore the Building, Project and/or the Premises to approximately the same condition that existed at the time Tenant entered into possession of the Premises, reasonable wear and tear excepted (and Landlord shall have no obligation to repair or restore the Tenant Work [as defined in Exhibit E] or Tenant’s Property, as defined herein), except for the part taken, so as to render the Building or Project as complete an architectural unit as practical, but only to the extent of the condemnation award received by Landlord for the damage.

(f) Awards and Damages. Landlord reserves all rights to damages and awards paid because of any Partial or Total Taking of the Premises or the Project. Tenant assigns to Landlord any right Tenant may have to the damages or award. Further, Tenant shall not make claims against Landlord or the condemning authority for damages. Notwithstanding, Tenant may claim and recover from the condemning authority a separate award for Tenant’s moving expenses, business dislocation damages, Tenant’s Property and any other award that would not reduce the award payable to Landlord.

7.2 Force Majeure. Neither Landlord nor Tenant shall be required to perform any term, provision, agreement, condition or covenant in this Lease (other than the obligations of Tenant to pay Rent as provided herein) so long as such performance is delayed or prevented by “Force Majeure”, which shall mean acts of God, strikes, injunctions, lockouts, material or labor restrictions by any governmental authority, civil riots, floods, fire, theft, public enemy, insurrection, war, court order, requisition or order of governmental body or authority, or delays in receiving building or construction permits from the applicable governing authority, and any other cause not reasonably within the control of Landlord or Tenant and which by the exercise of due diligence Landlord or Tenant is unable, wholly or in part, to prevent or overcome. Neither Landlord nor any mortgagee shall be liable or responsible to Tenant for any loss or damage to any property or person occasioned by any Force Majeure, or for any damage or inconvenience which may arise through repair or alteration of any part of the Project as a result of any Force Majeure.

7.3 Fire or Other Casualty.

(a) Damage. If any portion of the Premises shall be destroyed or damaged by fire or any other casualty, Tenant shall immediately give notice thereof to Landlord. If any portion of the Premises or Project shall be destroyed or damaged by fire or any other casualty then, at the option of Landlord, Landlord may (i) restore and repair the portion of the Premises or Project damaged and, if the Premises are rendered untenantable in whole or in part by reason of such casualty as determined by Landlord, Tenant shall be entitled to an equitable abatement of the Rent hereunder (subject to the limitation in Section 7.3(c) below) until such time as the damaged portion of the Premises (exclusive of any of Tenant’s Property or any Tenant Work) are repaired or restored by Landlord to the extent required hereby or (ii) terminate this Lease whereupon all Rent accrued up to the time of such termination and any other sums due and owing shall be paid by Tenant to Landlord (less any sums then due and owing Tenant by Landlord) and any remaining sums due and owing by Landlord to Tenant shall be paid to Tenant. In no event shall Landlord have any obligation to repair or restore any such destruction or damage.

(b) Repair. Landlord shall use reasonable efforts to give Tenant written notice of its decisions, estimates or elections under this Section 7.3 within sixty (60) days after any such damage or destruction. If the Term of the Lease is in its last year of the Term when the damage or destruction occurs and Tenant has not exercised its Renewal Option (as defined in Exhibit C attached hereto), both the Landlord and Tenant shall have the option to terminate this Lease with written notice to the other party given within sixty (60) days after the date of any such damage or destruction If Landlord has elected to repair and restore the Premises or other portion of the Project (and if the damage or destruction has occurred in the last year of the Term and neither Landlord or Tenant have elected to terminate the Lease), this Lease shall continue in full force and effect, and the repairs will be made within a reasonable time thereafter (not to exceed one [1] year), subject to the provisions of Section 7.2 of this Lease. Should the repairs not be completed within that period, both Landlord and Tenant shall each have the option of terminating this Lease by written letter of termination. If this Lease is terminated as herein permitted, Landlord shall refund to Tenant any prepaid Rent (unaccrued as of the date of damage or destruction) and any other sums due and owing by Landlord to Tenant (less any sums then due and owing Landlord by Tenant) and any remaining sums due and owing by Tenant to Landlord shall be paid to Landlord. If Landlord elects to rebuild the Premises or other portion of the Project, Landlord shall only be obligated to restore or rebuild the Premises or other portion of the Project to approximately the same condition as existed at the time Tenant entered into possession of the Premises, reasonable wear and tear excepted and Landlord will not be required to rebuild, repair or replace any part of Tenant’s Property or Tenant Work. Notwithstanding anything contained in this Lease to the contrary, if Landlord shall elect to repair and restore the Premises or other portion of the Project pursuant to this Section 7.3, in no event shall Landlord be required to expend under this Article VII any amount in excess of the proceeds actually received from the insurance carried by Landlord pursuant to Section 7.4(a) of this Lease, and in the event the holder of any mortgage whose lien encumbers the Project causes the insurance proceeds to be applied to Landlord’s indebtedness, then Landlord shall have no obligation to restore and repair the damage, but rather either party shall be entitled to terminate this Lease by delivering written notice thereof to the non-terminating party within thirty (30) days after Landlord receives notice from its mortgagee of such election. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or destruction or the disregard of the repair thereof.

(c) Negligence of Tenant. Notwithstanding the provisions of Sections 7.3(a) and 7.3(b) of this Lease, if the Premises, the Project or any portion thereof, are damaged by fire or other casualty resulting from the fault or negligence of Tenant or any of Tenant’s agents, the Rent under this Lease will not be abated during the repair of that damage, and Tenant, subject to Section 7.5, will be liable to Landlord for the cost and expense of the repair and restoration of the Premises, the Project or any part thereof, caused thereby to the extent that cost and expense is not covered by insurance carried or required to be carried hereunder (including without limitation the amount of any insurance deductible).

7.4 Insurance.

(a) Landlord shall maintain, or cause to be maintained, special form or “all risks” insurance on the Building and Building Standard tenant improvements (excluding the Interior Improvements and Tenant’s furniture, fixtures, equipment and other personal property) for not less than the full replacement costs thereof. Landlord also shall maintain, or cause to be maintained, commercial general liability insurance for bodily injury and property damage in amounts not less than Two Million and 00/100 Dollars ($2,000,000.00) per occurrence. The insurance required to be obtained by Landlord may be obtained by Landlord through blanket or master policies insuring other entities or properties owned or controlled by Landlord.

(b) Tenant shall, at its sole cost and expense, maintain during the term of the Lease all such policies of insurance as Landlord may reasonably require, including, without limitation, commercial general liability insurance for bodily injury and property damage (including coverage extensions for personal injury, premises/operations, independent contractors, and broad form contractual liability) in amounts of not less than a limit of Two Million and 00/100 Dollars ($2,000,000) per occurrence (which may be effected by primary and/or excess coverage), and shall include Landlord, Landlord’s property manager and Landlord’s mortgagee as additional insureds as their interest may appear. Tenant shall also maintain or cause to be maintained, comprehensive automobile insurance, business interruption insurance at a minimum limit of Five Hundred Thousand and 00/100 Dollars ($500,000) Combined Single Limit, as well as worker’s compensation at Statutory Limits, and employer’s liability at minimum limits of Five Hundred Thousand and 00/100 Dollars ($500,000); and property insurance with respect to Tenant’s furniture, fixtures, equipment and other personal property (collectively, “Tenant’s Property”) and all leasehold improvements, alterations and additions in excess of Building Standard, to be written on an “all risks” basis for full replacement cost; all maintained with companies, on forms, and in such amounts as Landlord may, from time to time, reasonably require and endorsed to include Landlord and Landlord’s agent as an additional insured, with the premiums fully paid on or before the due dates. The insurer must be licensed to do business in the state in which the Building is located. Tenant, and not Landlord, will be liable for any costs or damages in excess of the statutory limit for which Tenant would in the absence of worker’s compensation, be liable. In the event Tenant fails to take out or maintain any policy required by this Section 7.4 to be maintained by Tenant, such failure shall be a defense to any claim asserted by Tenant against Landlord by reason of any loss sustained by Tenant that would have been covered by such policy, notwithstanding that such loss may have been proximately caused solely or partially by the negligence or willful misconduct of Landlord or any of Landlord’s Related Parties. If Tenant does not procure insurance as required, Landlord may, upon ten (10) days advance written notice to Tenant, cause this insurance to be issued and Tenant shall pay to Landlord the premium for such insurance within fifteen (15) days of Landlord’s demand, plus interest at the past due rate provided in Section 3.1(c) of this Lease until repaid by Tenant. A certificate of insurance evidencing each such policy shall be deposited with Landlord by Tenant on or before the Commencement Date. Such certificate of insurance shall provide thirty (30) days advance written notice of any cancellation or nonrenewal of any such policy. A replacement certificate evidencing each subsequent policy renewal shall be deposited with Landlord thirty (30) days prior to the expiration of the preceding such policy. All insurance policies obtained by Tenant shall be written as primary policies (primary over any insurance carried by Landlord), not contributing with and not in excess of coverage which Landlord may carry, if any.

7.5 Waiver of Subrogation Rights. Each party hereto waives all rights of recovery, claims, actions or causes of actions arising in any manner in its (the “Injured Party’s”) favor and against the other party for loss or damage to the Injured Party’s property located within or constituting a part or all of the Project, to the extent the loss or damage: (a) is covered by the Injured Party’s insurance; or (b) would have been covered by the insurance the Injured Party is required to carry under this Lease, whichever is greater, regardless of the cause or origin, INCLUDING THE SOLE, CONTRIBUTORY, PARTIAL, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OF THE OTHER PARTY. This waiver also applies to each party’s directors, officers, employees, shareholders, partners, representatives and agents. All insurance carried by either Landlord or Tenant covering the losses and damages described in this Section 7.5 shall provide for such waiver of rights of subrogation by the Injured Party’s insurance carrier to the maximum extent that the same is permitted under the laws and regulations governing the writing of insurance within the state in which the Building is located. Both parties hereto are obligated to obtain such a waiver and provide evidence to the other party of such waiver. The waiver set forth in this Section 7.5 shall be in addition to, and not in substitution for, any other waivers, indemnities or exclusions of liability set forth in this Lease.

VIII.

8.1 Default by Tenant. The occurrence of any one or more of the following events shall constitute a default by Tenant under this Lease:

(a) Tenant shall fail to pay to Landlord any Rent or any other monetary charge due from Tenant hereunder as and when due and payable;

(b) Tenant breaches or fails to comply with any term, provisions, conditions or covenant of this Lease, other than as described in Section 8.1(a), or with any of the Building rules and regulations now or hereafter established to govern the operation of the Project;

(c) A Transfer (hereinafter defined) shall occur, without the prior written approval of Landlord;

(d) The interest of Tenant under this Lease shall be levied on under execution or other legal process;

(e) Any petition in bankruptcy or other insolvency proceedings shall be filed by or against Tenant, or any petition shall be filed or other action taken to declare Tenant a bankrupt or to delay, reduce or modify Tenant’s debts or obligations or to reorganize or modify Tenant’s capital structure or indebtedness or to appoint a trustee, receiver or liquidator of Tenant or of any property of Tenant, or any proceeding or other action shall be commenced or taken by any governmental authority for the dissolution or liquidation of Tenant and, within sixty (60) days thereafter, Tenant fails to secure a discharge thereof;

(f) Tenant shall become insolvent, or Tenant shall make an assignment for the benefit of creditors, or Tenant shall make a transfer in fraud of creditors, or a receiver or trustee shall be appointed for Tenant or any of its properties;

(g) Tenant shall fail to take initial occupancy of the Premises; or

(h) Tenant shall do or permit to be done anything which creates a lien upon the Premises or the Project.

8.2 Landlord’s Remedies. Upon occurrence of any default by Tenant under this Lease and (i) if the event of default described in Section 8.1(a) is not cured within five (5) days after written notice from Landlord of such default; provided, however, Landlord shall only be obligated to provide such written notice to Tenant once in each Lease Year and thereafter, Tenant shall be in default if it shall fail to pay any Rent or other monetary charge due from Tenant hereunder as and when due and payable; (ii) if the events described in Sections 8.1(b), (d), (f) and (g) are not cured within thirty (30) days after written notice from Landlord of such default; provided, however, that if the nature of Tenant’s default under Section 8.1(b) is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall be afforded such additional period of time not to exceed an additional thirty (30) days within which to cure such default as shall be reasonable under the circumstance, if and so long as Tenant commenced to cure within the first thirty (30) day period and diligently prosecuted the cure thereof to completion within such additional thirty (30) day period; or (iii) with no additional notice and cure period for events of defaults described in Sections 8.1(c), (e), and (h), the Landlord shall have the option to do and perform any one or more of the following in addition to, and not in limitation of, any other remedy or right permitted it by law or in equity or by this Lease:

(a) Continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent, Additional Rent and other charges when due.

(b) Terminate this Lease, and Landlord may in accordance within applicable laws forthwith repossess the Premises and be entitled to recover as damages a sum of money equal to the total of (i) the cost of recovering the Premises, (ii) the cost of removing and storing Tenant’s or any other occupant’s property, (iii) the unpaid Rent and any other sums accrued hereunder at the date of termination, (iv) a sum equal to the amount, if any, by which the present value of the total Rent and other benefits which would have accrued to Landlord under this Lease for the remainder of the Term, if the terms of this Lease had been fully complied with by Tenant, discounted at eight percent (8%) per annum exceeds the total fair market value of the Premises for the balance of the Term, also discounted back to present value at eight percent (8%) per annum (it being the agreement of the parties hereto that Landlord shall receive the benefit of its bargain), (v) the cost of reletting the Premises including, without limitation, the cost of restoring the Premises to the condition necessary to rent the Premises at the prevailing market rental rate, normal wear and tear excepted, (vi) any increase in insurance premiums caused by the vacancy of the Premises, (vii) amount of any unamortized improvements to the Premises paid for by Landlord, (viii) the amount of any unamortized brokerage commissions or other costs paid, (ix) the cost of decorations, repairs, changes, alterations and additions to the Premises, (x) the cost of any brokerage fees or commissions payable by Landlord in connection with any reletting or attempted reletting, (xi) any other sum of money or damages owed by Tenant to Landlord. In the event Landlord shall elect to terminate this Lease, Landlord shall at once have all the rights of reentry upon the Premises available under North Carolina law, without becoming liable for damages, or guilty of trespass.

(c) Terminate Tenant’s right of occupancy of the Premises and reenter and repossess the Premises by entry, forcible entry or detainer suit or otherwise, without demand or notice of any kind to Tenant and without terminating this Lease, without acceptance of surrender of possession of the Premises, and without becoming liable for damages or guilty of trespass, in which event Landlord shall use reasonable efforts to relet the Premises or any part thereof for the account of Tenant, but only to the extent provided in Section 8.3 hereinbelow (provided that in no event shall Landlord be under any obligation to relet the Premises before Landlord relets or leases any other portion of the Project or any other property under the ownership or control of Landlord) for a period equal to or lesser or greater than the remainder of the Term of the Lease on whatever terms and conditions as Landlord, at Landlord’s sole discretion, deems advisable. Tenant shall be liable for and shall pay to Landlord all Rent payable by Tenant under this Lease (plus interest at the past due rate provided in Section 3.1(c) of this Lease if in arrears) plus an amount equal to (i) the cost of recovering possession of the Premises, (ii) the reasonable cost of removing and storing any of Tenant’s or any other occupant’s property left on the Premises or the Project after reentry, (iii) the cost of repairs, changes, alterations and additions to the Premises and the Project, (iv) the cost of any attempted reletting or reletting and the collection of the rent accruing from such reletting,

(v) the cost of any brokerage fees or commissions payable by Landlord in connection with any reletting or attempted reletting, (vi) any other costs incurred by Landlord in connection with any such reletting or attempted reletting, (vii) the cost of any increase in insurance premiums caused by the termination of possession of the Premises, (viii) the cost of any increase in insurance premiums caused by the termination of possession of the Premises, (ix) the amount of any unamortized improvements to the Premises paid for by Landlord (amortized on a straight line basis over the initial Term), (x) the amount of any unamortized brokerage commissions or other costs paid by Landlord in connection with the leasing of the Premises (amortized on a straight line basis over the initial Term), and (xi) any other sum of money or damages owed by Tenant to Landlord at law, in equity or hereunder, all reduced by any sums received by Landlord through any reletting of the Premises; provided, however, that in no event shall Tenant be entitled to any excess of any sums obtained by reletting over and above Rent provided in this Lease to be paid by Tenant to Landlord. For the purpose of such reletting Landlord is authorized to decorate or to make any repairs, changes, alterations or additions in or to the Premises that may be necessary to relet the Premises. Landlord may file suit to recover any sums falling due under the terms of this Section 8.2(c) from time to time, and no delivery to or recovery by Landlord of any portion due Landlord hereunder shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord. No reletting shall be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention is given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous default and/or exercise its rights under Section 8.2(b) of this Lease.

(d) Enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Lease plus ten percent (10%) of such cost to cover overhead plus interest at the past due rate provided in this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action. No action taken by Landlord under this Section 8.2(d) shall relieve Tenant from any of its obligations under this Lease or from any consequences or liabilities arising from the failure to perform such obligations.

(e) Without waiving such default, apply all or any part of or draw on the Letter of Credit to cure the default or to any damages suffered as a result of the default to the extent of the amount of damages suffered. Tenant shall reimburse Landlord for the amount of such depletion of the Letter of Credit by replenishing the Letter of Credit to the then applicable Letter of Credit Amount on demand.

(f) After a termination of the Lease or Tenant’s right of possession of the Premises, Landlord may change all door locks and other security devices of Tenant at the Premises and/or the Project, and Landlord shall not be required to provide the new key to the Tenant except during Tenant’s regular business hours, and only upon the condition that Tenant has cured any and all defaults hereunder and in the case where Tenant owes Rent to the Landlord, reimbursed Landlord for all Rent and other sums due Landlord hereunder. Landlord, on terms and conditions satisfactory to Landlord in its sole discretion, may upon request from Tenant’s employees, enter the Premises for the purpose of retrieving therefrom personal property of such employees, provided, Landlord shall have no obligation to do so.

(g) Exercise any and all other remedies available to Landlord in this Lease, at law or in equity.

8.3 Mitigation of Damages. In the event, and only in the event, that applicable law requires Landlord to attempt to mitigate damages, for purposes of Section 8.2(c) above, Landlord and Tenant agree that any Landlord’s duty to mitigate shall be satisfied and Landlord shall be deemed to have used objectively reasonable efforts to fill the Premises by doing the following: (a) posting a “For Lease” sign at the Building at Landlord’s election; (b) advising Landlord’s leasing agent of the availability of the Premises; and (c) advising at least one(1) outside commercial brokerage entity of the availability of the Premises; provided, however, that Landlord shall not be obligated to relet the Premises before leasing any other unoccupied portions of the Project. If Landlord receives any payments from the reletting of the Premises, any such payment shall first be applied to any costs or expenses incurred by Landlord as a result of a default by Tenant under this Lease.

8.4 Reentry. If Tenant fails to allow Landlord to reenter and repossess the Premises, Landlord shall have full and free license to enter into and upon the Premises with or without process of law, for the purpose of repossessing the Premises, expelling or removing Tenant and any others who may be occupying or are otherwise within the Premises, removing any and all property therefrom and changing all door locks of the Premises. Landlord may take these actions without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, without accepting surrender of possession of the Premises by Tenant, and without incurring any liability for any damage resulting therefrom, including without limitation any liability arising under applicable state law and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law or in equity. Tenant hereby waiving any right to claim damage for such reentry and expulsion, including without limitation any rights granted to Tenant by applicable state law.

8.5 Rights of Landlord in Bankruptcy. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency, by reason of the expiration or termination of this Lease or the termination of Tenant’s right of occupancy, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to in this Section 8.5. In the event that under applicable law, the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease.

8.6 Waiver of Certain Rights. Tenant hereby expressly waives any and all rights Tenant may have under applicable state law to its right to recover or redeem possession of the Premises.

8.7 Non-Waiver. Failure on the part of Landlord to complain of any action or non-action on the part of Tenant, no matter how long the same may continue, shall not be deemed to be a waiver by Landlord of any of its rights under this Lease. Further, it is covenanted and agreed that no waiver at any time of any of the provisions hereof by Landlord shall be construed as a waiver of any of the other provisions hereof and that a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval by Landlord to or of any action by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar act by Tenant.

8.8 Holding Over. In the event Tenant remains in possession of the Premises after the expiration or termination of this Lease without the execution of a new lease, then Tenant, at Landlord’s option, shall be deemed to be occupying the Premises as a tenant at will at a base rental equal to one hundred fifty percent (150%) of the then applicable Base Rent, and shall otherwise remain subject to all the conditions, provisions and obligations of this Lease insofar as the same are applicable to a tenancy at will, including without limitation the payment of all other Rent; provided, however, nothing contained herein or under state law shall require Landlord to give Tenant more than thirty (30) days prior written notice to terminate Tenant’s tenancy-at-will. No holding over by Tenant after the expiration or termination of this Lease shall be construed to extend or renew the Term or in any other manner be construed as permission by Landlord to hold over. Tenant shall indemnify Landlord (y) against all claims for damages by any other tenant to whom Landlord may have leased all or any part of the Premises effective upon the termination or expiration of this Lease, and (z) for all other losses, costs and expenses, including reasonable attorneys’ fees, incurred by reason of such holding over.

8.9 Abandonment of Personal Property. Any personal property left in the Premises or any personal property of Tenant left about the Project at the expiration or termination of this Lease, the termination of Tenant’s right to occupy the Premises or the abandonment, desertion or vacating of the Premises by Tenant shall be deemed abandoned by Tenant and may, at the option of Landlord, be immediately removed from the Premises or such other space by Landlord and stored by Landlord at the full risk, cost and expense of Tenant. Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. In the event Tenant does not reclaim any such personal property and pay all costs for any storage and moving thereof within thirty (30) days after the expiration or termination of this Lease, the termination of Tenant’s right to occupy the Premises, or the abandonment, desertion or vacating of the Premises by Tenant, Landlord may dispose of such personal property in any way that it deems proper. If Landlord shall sell any such personal property, it shall be entitled to retain from the proceeds the amount of any Rent or other expenses due Landlord, together with the cost of storage and moving and the expense of the sale. Notwithstanding anything contained herein to the contrary, in addition to the rights provided herein with respect to any such property, Landlord shall have the option of exercising any of its other rights or remedies provided in the Lease or exercising any rights or remedies available to Landlord at law or in equity.

IX.

9.1 Transfers.

(a) (i) Except for Permitted Transfers (as defined in Section 9.1(a)(ii) below), Tenant shall not, by operation of law or otherwise, (a) assign, transfer, mortgage, pledge, hypothecate or otherwise encumber this Lease, the Premises or any part of or interest in this Lease or the Premises, (b) grant any concession or license within the Premises, (c) sublet all or any part of the Premises or any right or privilege appurtenant to the Premises, or (d) permit any other party to occupy or use all or any part of the Premises (collectively, a “Transfer”), without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. This prohibition against a Transfer includes, without limitation, (i) any subletting or assignment which would otherwise occur by operation of law, merger, consolidation, reorganization, transfer or other change of Tenant’s corporate or proprietary structure; (ii) an assignment or subletting to or by a receiver or trustee in any Federal or State bankruptcy, insolvency, or other proceedings; (iii) the sale, assignment or transfer of all or substantially all of the assets of Tenant, with or without specific assignment of Lease; (iv) the change in control in a partnership; or (v) conversion of Tenant to a limited liability entity. If Tenant converts to a limited liability entity without obtaining the prior written consent of Landlord: (i) the conversion shall be null and void for purposes of the Lease, including the determination of all obligations and liabilities of Tenant and its partners to Landlord; (ii) all partners of Tenant immediately prior to its conversion to a limited liability shall be fully liable, jointly and severally, for obligations of Tenant accruing under this Lease pre-conversion and post-conversion, and all members and other equity holders in Tenant post-conversion shall be fully liable for all obligations and liabilities of Tenant accruing under the Lease after the date such members and other equity holders are admitted to the limited liability entity as if such person or entity had become a general partner in a partnership; and (iii) Landlord shall have the option of declaring Tenant in default under this Lease. If Tenant requests Landlord’s consent to any Transfer (other than a Permitted Transfer), then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the

Premises; a copy of the proposed sublease or assignment agreement; banking, financial and other credit information; and general references reasonably sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Landlord’s consent to a Transfer, or a Permitted Transfer described in Section 9.1(a)(ii) below, shall not release Tenant from performing its obligations under this Lease, but rather Tenant’s transferee shall assume all of Tenant’s obligations under this Lease in a writing satisfactory to Landlord, and Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfer, which shall be subject to all terms of this Section 9.1. While the Premises or any part thereof are subject to a Transfer, Landlord may collect directly from such transferee all rents or other sums relating to the Premises becoming due to Tenant or Landlord and apply such rents and other sums against the Rent and any other sums payable hereunder. If the aggregate rental, bonus or other consideration paid by a transferee for any such space exceeds Tenant’s Rent to be paid to Landlord for such space during such period, then fifty percent (50%) of all such excess shall be paid to Landlord within fifteen (15) days after such amount is earned by Tenant after deducting therefrom all of the reasonable and customary third party costs and expenses incurred by Tenant in connection with such Transfer. Such arrearage amounts in the case of a sublease shall be calculated and adjusted (if necessary) on a Lease Year (or partial Lease Year) basis, and there shall be no cumulative adjustment for the Term. Landlord shall have the right to audit Tenant’s books and records relating solely to the Transfer. Tenant authorizes its transferees to make payments of rent and any other sums due and payable, directly to Landlord upon receipt of notice from Landlord to do so after a default by Tenant hereunder beyond any applicable notice and cure period. Any attempted Transfer by Tenant in violation of the terms and covenants of this Article IX shall be void and shall constitute a default by Tenant under this Lease. In the event that Tenant requests that Landlord consider a sublease or assignment hereunder, Tenant shall pay Landlord’s reasonable fees, not to exceed Two Thousand and 00/100 Dollars ($2,000.00) per transaction, incurred in connection with the consideration of such request, which sum shall include attorneys’ fees and costs incurred by Landlord in connection with the consideration of such request or for such sublease or assignment.

(ii) Notwithstanding any provision to the contrary, Tenant may assign this Lease or sublet the Premises without Landlord’s consent to one of the following entities in connection with one of the following transactions (“Permitted Transfers”): (a) to any corporation or other entity that controls, is controlled by or is under common control with Tenant; (b) to any corporation or other entity resulting from a merger, acquisition, consolidation or reorganization of or with Tenant; or (c) in connection with the sale of all or substantially all of the assets of Tenant, so long as Tenant provides evidence to Landlord in writing that such assignment or sublease complies with the criteria set forth in (a), (b) or (c) above and provided the following conditions are met: (1) the tangible net worth of the transferee is equal to or greater than the greater of Tenant’s tangible net worth on the date of this Lease and Tenant’s net worth immediately prior to the effective date of the transfer (without giving effect to any sale or transfer of assets), (2) if Tenant remains in existence as a separate legal entity following the transfer, it shall not be released from liability under this Lease, (3) the transferee shall assume in a writing delivered to Landlord all of Tenant’s obligations under this Lease effective upon the consummation of the transfer, (4) the proposed transferee does not intend to make any improvements to the Premises without Landlord’s consent, and (5) Tenant shall give written notice to Landlord of the proposed transfer at least fifteen (15) days in advance of the consummation thereof.

(b) In making its determination of whether to consent to any proposed sublease or assignment, Landlord may take into consideration the business reputation and credit-worthiness of the proposed subtenant or assignee; the intended use of the Premises by the proposed subtenant or assignee; the nature of the business conducted by such subtenant or assignee and whether such business would be deleterious to the reputation of the Building or Landlord or would violate the provisions of any other leases of tenants of the Building; the estimated pedestrian and vehicular traffic in the Premises and to the Building which would be generated by the proposed subtenant or assignee; whether the proposed assignee or subtenant is a department, representative or agency of any governmental body, foreign or domestic; and whether the proposed assignee or subtenant is a bona fide prospective tenant of Landlord in the Building, as demonstrated by a written proposal dated within ninety (90) days prior to the date of Tenant’s request for approval and any other factor which Landlord deems relevant in Landlord’s reasonable business judgment. In no event shall Landlord be obligated to consider a consent to any proposed (i) sublease of the Premises or assignment of the Lease if a default then exists under the Lease beyond any applicable cure period, or (ii) assignment of the Lease which would assign less than the entire Premises.

(c) Landlord shall have the option to exclude from the Premises covered by this Lease (“Recapture”), the space proposed to be transferred (except in connection with a

Permitted Transfer), effective as of the proposed commencement date of such Transfer or assignment. If Landlord elects to Recapture, Tenant shall surrender possession of the space proposed to be subleased or subject to the assignment to Landlord on the effective date of Recapture of such space from the Premises such date being the termination date for such space. Effective as of the date of Recapture of any portion of the Premises pursuant to this Section 9.1(c), the monthly Base Rent, Rentable Area of the Premises and Tenant’s Pro Rata Share shall be adjusted accordingly.

(d) Notwithstanding anything to the contrary contained herein, in no event shall Tenant assign this Lease or enter into any sublease, license, concession or other agreement for use, occupancy or utilization of any part of the Premises which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of gross receipts or sales), and Tenant agrees that all assignments, subleases, licenses, concessions or other agreements for use, occupancy or utilization of any part of the Premises shall provide that the person having an interest in the possession, use, occupancy or utilization of the Premises shall not enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of gross receipts of sales) and any such purported assignment, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

(e) Additionally, notwithstanding anything contained herein to the contrary, in no event shall Tenant assign this Lease or enter into any sublease, license, concession or other agreement for use, occupancy or utilization of any part of the Premises, or otherwise transfer its rights hereunder, if the same would (i) require the payment of any consideration that would not qualify as “rents from real property”, as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) cause any portion of the amounts payable under this Lease to fail to qualify as rents from real property within the meaning of said Section 856(d) of the Code.

9.2 Assignment by Landlord. Landlord shall have the right at any time to sell, transfer or assign, in whole or in part, by operation of law or otherwise, its rights, benefits, privileges, duties, obligations or interests in this Lease or in the Premises, the Building, the Land, the Project and all other property referred to herein, without the prior consent of Tenant, and such sale, transfer or assignment shall be binding on Tenant. After such sale, transfer or assignment, Tenant shall attorn to such purchaser, transferee or assignee, and Landlord shall be released from all liability and obligations under this Lease accruing after the effective date of such sale, transfer or assignment, provided such assignee assumes in writing the obligations of Landlord under this Lease accruing from and after the effective date of such assignment or transfer.

9.3 LIMITATION OF LANDLORD’S LIABILITY. ANY PROVISIONS OF THIS LEASE TO THE CONTRARY NOTWITHSTANDING, TENANT HEREBY AGREES THAT NO PERSONAL, PARTNERSHIP OR CORPORATE LIABILITY OF ANY KIND OR CHARACTER (INCLUDING, WITHOUT LIMITATION, THE PAYMENT OF ANY JUDGMENT) WHATSOEVER NOW ATTACHES OR AT ANY TIME HEREAFTER UNDER ANY CONDITION SHALL ATTACH TO LANDLORD OR ANY OF LANDLORD’S RELATED PARTIES OR ANY MORTGAGEE FOR PAYMENT OF ANY AMOUNTS PAYABLE UNDER THIS LEASE OR FOR THE PERFORMANCE OF ANY OBLIGATION UNDER THIS LEASE. THE EXCLUSIVE REMEDIES OF TENANT FOR THE FAILURE OF LANDLORD TO PERFORM ANY OF ITS OBLIGATIONS UNDER THIS LEASE SHALL BE TO PROCEED AGAINST THE INTEREST OF LANDLORD IN AND TO THE PROJECT. THE PROVISION CONTAINED IN THE FOREGOING SENTENCE IS NOT INTENDED TO, AND SHALL NOT, LIMIT ANY RIGHT THAT TENANT MIGHT OTHERWISE HAVE TO OBTAIN INJUNCTIVE RELIEF AGAINST LANDLORD OR LANDLORD’S SUCCESSORS IN INTEREST OR ANY SUIT OR ACTION IN CONNECTION WITH ENFORCEMENT OR COLLECTION OF AMOUNTS WHICH MAY BECOME OWING OR PAYABLE UNDER OR ON ACCOUNT OF INSURANCE MAINTAINED BY LANDLORD. IN NO EVENT SHALL LANDLORD BE LIABLE TO THE TENANT, OR ANY INTEREST OF LANDLORD IN THE PROJECT BE SUBJECT TO EXECUTION BY TENANT, FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

X.

10.1 Subordination. This Lease shall be subject and subordinated at all times to (a) all ground or underlying leases now existing or which may hereinafter be executed affecting the Project, and (b) the lien or liens of all mortgages and deeds of trust in any amount or amounts whatsoever now or hereafter placed on the Project or Landlord’s interest or estate therein or on or against such ground or underlying leases and to all renewals, modifications, consolidations, replacements and extensions thereof and to each advance made or hereafter to be made thereunder. Tenant shall execute and deliver upon demand any instruments, releases or other documents requested by any lessor or mortgagee for the purpose of subjecting and subordinating this Lease to such ground leases, mortgages or deeds of trust. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease or otherwise, only upon such party’s request and at such party’s sole discretion but not otherwise. Notwithstanding such attornment, Tenant agrees that any such successor in interest shall not be (a) liable for any act or omission of, or subject to any rights of setoff, claims or defenses otherwise assertable by Tenant against, any prior owner of the Project (including, without limitation, Landlord), (b) bound by any rents paid more than one (1) month in advance to any prior owner, (c) or any Letter of Credit not transferred to such successor by Landlord, and (d) if such successor is a mortgagee or a ground lessor whose address has been previously given to Tenant, bound by any modification, amendment, extension or cancellation of the Lease not consented to in writing by such mortgagee or ground lessor. Tenant shall execute all such agreements confirming such attornment as such party may reasonably request. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any mortgagee or lessor under a lien instrument or lease covering the Premises whose address has been given to Tenant in writing, and affording such mortgagee or lessor a reasonable opportunity to perform Landlord’s obligations hereunder. Notwithstanding the generality of the foregoing, any mortgagee or ground lessor may at any time subordinate any such deeds of trust, mortgages, other security instruments or ground leases to this Lease on such terms and conditions as such mortgagee or ground lessor may deem appropriate. Landlord agrees to use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from any existing or future lender on such lender’s standard form.

10.2 Estoppel Certificate or Three-Party Agreement. Tenant agrees within ten (10) days following request by Landlord (a) to execute, acknowledge and deliver to Landlord and any other persons specified by Landlord, a certificate or three-party agreement among Landlord, Tenant and/or any third party dealing with Landlord, certifying (i) that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification, (ii) the date to which the Rent and other charges are paid in advance, if any, (iii) that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or so specifying such defaults, if any, as are claimed and/or (iv) any other matters as such third party may reasonably require in connection with the business dealings of Landlord and/or such third party and (b) to deliver to Landlord, Tenant’s most recent annual audited financial statements, including a balance sheet and a profit and loss statement for at least two (2) years all prepared in accordance with generally accepted accounting principles consistently applied, and certified by an independent certified public accountant. If this Lease is guaranteed by a guarantor, then upon Landlord’s request, Tenant shall cause such guarantor to deliver to Landlord, as well as its current year to date (on a monthly basis) unaudited financial statements, not more frequently than two (2) times in any calendar year of the Term. If Tenant fails to deliver such certificate or three-party agreement within such ten (10) day period and Landlord thereafter provides Tenant with an additional written notice of such failure and five (5) additional days to cure, such failure shall constitute a default hereunder with no further notice and cure periods.

10.3 Notices. Any notice, request, approval, consent or other communication required or contemplated by this Lease must be in writing, unless otherwise in this Lease expressly provided, and may be given or be served by depositing the same in the United States Postal Service, postpaid and certified and addressed to the party to be notified, with return receipt requested, or by delivering the same in person to such party (or, in case of a corporate party, to an officer of such party), or by express overnight mail service, addressed to the party to be notified, or by facsimile transmission so long as one of the other aforementioned methods of delivery is also simultaneously utilized. Notice deposited in the mail in the manner hereinabove described shall be effective from and after three (3) days (exclusive of Saturdays, Sundays and postal holidays) after such deposit. Notice given in any other manner shall be effective only if and when delivered to the party (or delivery is rejected by the party) to be notified or at such party’s address for purposes of notice as set forth herein, provided that notices delivered by facsimile transmission will be deemed given when confirmation of delivery is received in writing. For purposes of notice the addresses of the parties shall, until changed as herein provided, be as provided on the first page of this Lease; provided, that any notices sent to Landlord will only be effective if copies thereof are simultaneously sent to Landlord c/o: The Brookdale Group, LLC, 3455 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326, Attention: Mr. Fred Henritze, Fax No. (404) 364-8099 and to Landlord c/o: The Brookdale Group, LLC, 3455 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326, Attention: Mr. David Hendrickson, Fax No. (404) 364-8099. The parties hereto shall have the right from time to time to change their respective addresses by giving at least fifteen (15) days’ written notice to the other party in the manner set forth in this Section 10.3.

XI.

11.1 Relocation. Intentionally Deleted.

11.2 Rights and Remedies Cumulative. Except as limited by the provisions of Section 9.3, the rights and remedies of Landlord and Tenant under this Lease shall be nonexclusive and each right or remedy shall be in addition to and cumulative of all other rights and remedies available to Landlord under this Lease or at law or in equity. Pursuit of any right or remedy shall not preclude pursuit of any other rights or remedies provided in this Lease or at law or in equity, nor shall pursuit of any right or remedy constitute a forfeiture or waiver of any Rent due to Landlord or of any damages accruing to Landlord by reason of the violation of any of the terms of this Lease.

11.3 Legal Interpretation. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed and enforced in accordance with the laws of the state in which the Building is located and the United States. The determination that one or more provisions of this Lease is invalid, void, illegal or unenforceable shall not affect or invalidate any other provision of this Lease, and this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Lease, and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. All obligations of either party hereunder not fully performed as of the expiration or termination of the Term of this Lease shall survive the expiration or termination of the Term of this Lease and shall be fully enforceable in accordance with those provisions pertaining thereto. Article and section titles and captions appearing in this Lease are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this Lease. No custom or practice which may evolve between the parties in the administration of the terms of this Lease shall waive or diminish the right of either party to insist upon the performance by the other party hereto in strict accordance with the terms of this Lease. This Lease is for the sole benefit of Landlord and Tenant, and, without the express written consent thereto, no third party shall be deemed a third party beneficiary hereof. Tenant agrees that this Lease supersedes and cancels any and all previous statements, negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant with respect to the subject matter of this Lease or the Premises and that this Lease, including written extrinsic documents referred to herein, is the entire agreement of the parties, and that there are no representations, understandings, stipulations, agreements, warranties or promises (express or implied, oral or written) between Landlord and Tenant with respect to the subject matter of this Lease or the Premises. It is likewise agreed that this Lease may not be altered, amended, changed or extended except by an instrument in writing signed by both Landlord and Tenant. The terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party is the “Landlord” or the “Tenant” hereunder or because such party or its counsel is the draftsman of this Lease. All references to days in this Lease and any Exhibits or Addendums hereto mean calendar days, not working or business days, unless otherwise stated.

11.4 Authority. Both Landlord and Tenant warrant and represent to the other party hereto that (a) such party is a duly organized and validly existing legal entity, in good standing and qualified to do business in the state in which the Building is located, with no proceedings pending or contemplated for its dissolution or reorganization, voluntary or involuntary, (b) such party has full right, power and authority to execute, deliver and perform this Lease, (c) the person executing this Lease on behalf of such party is authorized to do so, (d) upon execution of this Lease by such party, this Lease shall constitute a valid and legally binding obligation of such party, and (e) upon request of Landlord, will deliver to Landlord satisfactory evidence of the matters set forth in this Section.

11.5 Brokers. Landlord and Tenant warrant and represent to the other that it has not dealt with any real estate broker and/or salesman in connection with the negotiation or execution of this Lease (other than CBRE, Inc. (“Landlord’s Broker”), which represented Landlord, and Synergy Commercial Advisors, LLC, a North Carolina limited liability company (“Tenant’s Broker”), which represented Tenant. No other broker or salesman has been involved in connection with this Lease, and each party agrees to defend, indemnify and hold harmless the other party from and against any and all costs, expenses, attorneys’ fees or liability for any compensation, commission and charges claimed by any real estate broker and/or salesman (other than the aforesaid brokers) due to acts of such party or such party’s representatives. Landlord shall pay any commissions due Landlord’s Broker and Tenant’s Broker for the negotiation and execution of this Lease pursuant to separate agreements with Landlord’s Broker and Tenant’s Broker, respectively.

11.6 Consents by Landlord. In all circumstances under this Lease where the prior consent or permission of Landlord is required before Tenant is authorized to take any particular type of action, such consent must be in writing and, except as otherwise specifically provided in this Lease, the matter of whether to grant such consent or permission shall be within the sole and exclusive judgment and discretion of Landlord, and it shall not constitute any nature of breach by Landlord under this Lease or any defense to the performance of any covenant, duty or obligation of Tenant under this Lease that Landlord delayed or withheld the granting of such consent or permission, whether or not the delay or withholding of such consent or permission was prudent or reasonable or based on good cause. With respect to any provision of this Lease which provides that Tenant shall obtain Landlord’s prior consent or approval, Landlord may withhold such consent or approval for any reason at its sole discretion, unless the provision specifically states that the consent or approval will not be unreasonably withheld.

With respect to any provision of this Lease which provides that Landlord shall not unreasonably withhold or unreasonably delay any consent or any approval, Tenant, in no event, shall be entitled to make, nor shall Tenant make, any claim for, and Tenant hereby waives any claim for money damages; nor shall Tenant claim any money damages by way of setoff, counterclaim or defense, based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed any consent or approval; but Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, or for specific performance, injunction or declaratory judgment.

11.7 Joint and Several Liability. If there is more than one Tenant, then the obligations hereunder imposed upon Tenant shall be joint and several. If there is a guarantor of Tenant’s obligations hereunder, then the obligations hereunder imposed upon Tenant shall be the joint and several obligations of Tenant and such guarantor but only to the extent of such guarantor’s guaranty, and Landlord need not first proceed against Tenant before proceeding against such guarantor nor shall any such guarantor be released from its guaranty for any reason whatsoever.

11.8 Independent Covenants. The obligation of Tenant to pay Rent and other monetary obligations provided to be paid by Tenant under this Lease and the obligation of Tenant to perform Tenant’s other covenants and duties under this Lease constitute independent, unconditional obligations of Tenant to be performed at all times provided for under this Lease, save and except only when an abatement thereof or reduction therein is expressly provided for in this Lease and not otherwise, and Tenant acknowledges and agrees that in no event shall such obligations, covenants and duties of Tenant under this Lease be dependent upon the condition of the Premises or the Project, or the performance by Landlord of its obligations hereunder.

11.9 Attorneys’ Fees and Other Expenses. In the event either party hereto fails to perform any of its obligations under this Lease or in the event a dispute arises concerning the meaning or interpretation of any provision of this Lease, the party not prevailing in such dispute shall pay any and all costs and expense reasonably incurred by the prevailing party in enforcing or establishing its rights hereunder, including, without being limited to, court costs and reasonable attorneys’ fees.

11.10 Recording. Tenant shall not record this Lease however, Tenant at its expense may record a memorandum of this Lease that is reasonably acceptable to Landlord containing such information necessary to give record notice of this Lease. Tenant acknowledges and agrees that upon the expiration or earlier termination of this Lease, it will execute and return to Landlord a recordable form of termination of any such memorandum of lease within thirty (30) days of Tenant’s receipt of Landlord’s written request therefore. Landlord reserves the right to require Tenant to execute a termination prior to the expiration or earlier termination of this Lease and Landlord will hold same, undated, in escrow until such time as the Lease has expired or been terminated. Upon expiration or termination of this Lease, Landlord will be entitled to date such termination agreement and record same. In lieu thereof, in the event that Tenant does not so execute a recordable form of termination of any such memorandum of lease, the memorandum of lease shall appoint Landlord as Tenant’s authorized agent solely for the purpose of executing such an instrument on Tenant’s behalf.

11.11 Disclaimer; Waiver of Jury Trial. LANDLORD AND TENANT EXPRESSLY ACKNOWLEDGE AND AGREE, AS A MATERIAL PART OF THE CONSIDERATION FOR LANDLORD’S ENTERING INTO THIS LEASE WITH TENANT, THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS LEASE, LANDLORD HAS MADE NO WARRANTIES TO TENANT AS TO THE USE OR CONDITION OF THE PREMISES OR THE PROJECT, EITHER EXPRESS OR IMPLIED, AND LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES OR THE PROJECT ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE OR ANY OTHER WARRANTY (EXPRESS OR IMPLIED) REGARDING THE PREMISES OR THE PROJECT. EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE, LANDLORD AND TENANT EXPRESSLY AGREE THAT THERE ARE NO, AND SHALL NOT BE ANY, IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND ARISING OUT OF THIS LEASE, ALL SUCH OTHER EXPRESS OR IMPLIED WARRANTIES IN CONNECTION HEREWITH BEING EXPRESSLY DISCLAIMED AND WAIVED.

LANDLORD AND TENANT WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS LEASE. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY BOTH PARTIES AND BOTH ACKNOWLEDGE THAT NEITHER THE OTHER PARTY NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTY HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. BOTH PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED (OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF THEIR OWN FREE WILL, AND THAT THEY HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. BOTH PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION AND AS EVIDENCE OF SAME HAVE EXECUTED THIS LEASE.

11.12 No Access to Roof. Tenant shall have no right of access to the roof of the Premises or the Building without Landlord’s written consent.

11.13 Parking. Tenant’s occupancy of the Premises shall include the use at no cost to Tenant of 4.0 unreserved parking spaces per 1,000 rentable square feet in the Premises located in the surface parking areas adjacent to the Building. Tenant’s parking rights shall be upon such terms and conditions reasonably established by Landlord at any time during the Term of this Lease. Tenant agrees to cooperate with Landlord and other tenants in use of the parking areas/facilities. Landlord reserves the right in its absolute discretion to reconfigure the parking areas/facilities and modify the existing ingress to and egress from the parking areas/facilities as Landlord shall deem appropriate. Landlord agrees that any changes to the parking areas/facilities shall not materially and adversely affect access from the parking areas/facilities to the Premises or Tenant’s use of the parking spaces described above. Visitor parking in the surface parking areas adjacent to the Building is free of charge to visitors. In the event the Premises is expanded during the Term, then additional unreserved parking spaces shall be provided to Tenant in the ratio of 4.0 spaces for every 1,000 rentable square feet of expansion space so leased.

11.14 No Accord or Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent and other sums due hereunder shall be deemed to be other than on account of the earliest Rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or other sum and to pursue any other remedy provided in this Lease.

11.15 Acceptance. The submission of this Lease by Landlord does not constitute an offer by Landlord or other option for, or restriction of, the Premises, and this Lease shall only become effective and binding upon Landlord, upon full execution hereof by Landlord and delivery of a signed counterpart to Tenant.

11.16 Waiver of Counterclaim. Tenant hereby waives the right to interpose any nonmandatory or noncompulsory counterclaim of whatever description in any summary proceeding.

11.17 Quiet Enjoyment. Landlord warrants unto Tenant that, if Tenant discharges the obligations contained herein, Tenant shall, during the entire Term, have lawful, quiet, and peaceful possession and occupation of the Premises and shall enjoy all of the rights herein granted without any let, hindrance, ejection, molestation, or interference by any person, by, through or under Landlord.

11.18 Time Is of the Essence. Time is of the essence of this Lease. Unless specifically provided otherwise, all references to terms of days or months shall be construed as references to calendar days or calendar months, respectively.

11.19 Counterparts. This Lease may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument.

11.20 Confidentiality. Landlord and Tenant agree that the terms of this Lease are confidential and constitute proprietary information of the parties hereto. Each of the parties hereto agrees that such party, and its respective partners, officers, directors and attorneys and Broker shall not disclose the terms and conditions of this Lease to any other person without the prior written consent of the other party hereto except pursuant to an order of a court of competent jurisdiction; provided, however, that either party may disclose the terms hereof to its lenders or prospective lenders, its prospective purchasers or assigns, investors or prospective investors and/or M&A partners, or its respective accountants, attorneys and management company personnel, to any governmental entity, agency or person to whom disclosure is required by applicable law and in connection with any action brought to enforce the terms of this Lease, on account of the breach or alleged breach hereof or to seek a judicial determination of the rights or obligations of the parties hereunder.

11.21 Execution and Delivery of Lease. This Lease shall not be valid and binding on Landlord and Tenant unless and until it has been completely executed by and delivered to both parties.

11.22 Real Estate Investment Trust. During the Term of this Lease, should a real estate investment trust become Landlord hereunder, all provisions of this Lease shall remain in full force and effect except as modified by this paragraph. If Landlord in good faith determines that its status as a real estate investment trust under the provisions of the Internal Revenue Code of 1986, as heretofore or hereafter amended, will be jeopardized because of any provision of this Lease, Landlord may request reasonable amendments to this Lease and Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such amendments do not (a) increase the monetary obligations of Tenant pursuant to this Lease or (b) in any other manner adversely affect Tenant’s interest in the Premises.

11.23 Financial Statements. During the Term of this Lease (but not more often than twice per Lease Year), Tenant shall, upon ten (10) days’ prior written notice from Landlord, provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statement shall be prepared in accordance with generally accepted accounting principles consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. If unaudited, Tenant’s financial statements shall be certified to be true and accurate by an authorized officer (e.g., CFO, President, Treasurer, etc.) of Tenant.

11.24 Compliance with Federal Law. Tenant represents and warrants to Landlord to Tenant’s knowledge without independent investigation (i) that neither it nor any person or entity that directly owns a ten (10%) or greater equity interest in it nor any of its officers, directors or managing members is a person or entity (each a “Prohibited Person”) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”), of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 (the “Executive Order”), signed on September 23, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, (ii) that Tenant’s activities do not violate the

International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”), and (iii) that throughout the Term of this Lease, Tenant shall comply with the Executive Order and with the Money Laundering Act.”

For additional terms and stipulations of this Lease, if any, see Exhibit C attached hereto and by this reference incorporated herein and made a part hereof.

[THE REST OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

IN TESTIMONY WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

NOTTINGHAM HALL IC, LLC, a Georgia limited liability company

By:	Brookdale Six REIT, Inc., a Maryland corporation, its sole member

	By:	/s/ Fred Henrite
Name: Fred Henrite Title: President

TENANT:

VIAMET PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Robert T. Schotzinger
Name: Robert T. Schotzinger
Title: CEO

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

All the certain real property located in the County of Durham, State of North Carolina, and further described as follows:

Lot S-7:

BEING all that certain tract or parcel of land designated as Lot S-7 Imperial Center containing 7.98 acres according to plat of survey entitled “Final Subdivision Plat of Lot S-7 (a.k.a. Nottingham Hall) & Lot C15 at Imperial Center, Triangle Township, Durham County, NC” dated April 6, 2000 and last revised February 28, 2001, prepared by Jeremy Taylor, Professional Land Surveyor of Rice & Associates and recorded in Plat Book 151, Page 289, Durham County Registry.

TOGETHER with easement(s) appurtenant to the land as contained in those certain Access Easement Agreement recorded in Book 2957, Page 146; and Book 2529, Page 638, Durham County Registry.

A-1

EXHIBIT B

FLOOR PLAN OF PREMISES

[Floor 3 of Building]

B-1

EXHIBIT C

SPECIAL STIPULATIONS

These Special Stipulations are hereby incorporated into this Lease and in the event that they conflict with any provisions of this Lease, these Special Stipulations shall control.

1.	Current Lease Payment Obligation.

Landlord and Tenant acknowledge that Tenant’s current lease at 2250 Perimeter Park Drive, Suite 320, Morrisville, NC 27650 (the “Current Lease”) expires on October 1, 2012 (the “Expiration Date”). Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that, in order to relocate to the Premises, Tenant exercised its right to terminate the Current Lease prior to the Expiration Date. To defray Tenant’s costs associated with such early termination, Landlord shall pay to Tenant the amount of Seventy-Five Thousand and No/100 Dollars ($75,000.00), which amount shall be payable on the Commencement Date of this Lease.

2.	Renewal Option.

(a) Provided that, at the time of Tenant’s exercise of the Renewal Option (defined below) and upon the commencement of the Renewal Term (defined below), this Lease is in full force and effect and there is no uncured default by Tenant under this Lease, Tenant shall have the option (“Renewal Option”) to renew this Lease as follows:

(b) Tenant may, by notifying Landlord of its election in writing not less than three hundred sixty-five (365) days prior to the end of the Term, renew this Lease for an additional term (“Renewal Term”) beginning on the date next following the expiration date of the initial Term and continuing for five (5) years thereafter. The renewal of this Lease will be upon the same terms, covenants, and conditions applicable during the initial Term, as provided in the Lease, except that (i) the Rent payable during the Renewal Term shall be an amount equal to one hundred percent (100%) of the Prevailing Market Rate (as defined below) as of the date on which the Renewal Term commences, (ii) the “Term” shall be deemed to include the “Renewal Term” and (iii) Tenant shall possess no further renewal option(s).

(c) Within thirty (30) days after receipt of Tenant’s renewal notice for the Renewal Term, Landlord shall notify Tenant in writing of Landlord’s determination of the Prevailing Market Rate. Tenant shall, within fifteen (15) days thereafter, notify Landlord that Tenant either (a) accepts Landlord’s determination of the Prevailing Market Rate, in which event the parties shall promptly enter into an amendment to this Lease incorporating such terms, or (b) rejects Landlord’s determination of the Prevailing Market Rate, in which event Landlord and Tenant shall engage in the process described on Schedule C-I attached to this Exhibit C to determine the Prevailing Market Rate, and thereafter the parties shall promptly enter into an amendment to this Lease incorporating such terms.

(d) As used herein, the phrase “Prevailing Market Rate” shall mean the rental then being paid by tenants in buildings of comparable quality, condition and age on renewal terms including concessions for space of approximately the same size and taking into consideration the amenities available in the Project and whether Landlord will be obligated to pay any brokerage commissions in connection with such transaction.

(e) The failure of Tenant to exercise the Renewal Option within the time period set forth herein shall constitute a waiver and termination of the Renewal Option. In addition, the occurrence of a default by Tenant more than three (3) times during the Term and any assignment by Tenant, whether or not with the approval of Landlord, other than a Permitted Transfer pursuant to Section 9.1(a)(ii) of this Lease, shall terminate Tenant’s renewal right under this Special Stipulation No. 2 of Exhibit C.

3.	Right of First Refusal.

Subject to the rights of other tenants in the Building which have been granted prior to the date of execution of this Lease, Landlord grants to Tenant a pre-emptive right (the “First Refusal Right”) to lease all or any portion of the First Refusal Space, as hereinafter defined, at any time during the Term, on and subject to the following terms and conditions. The First Refusal Right is not effective or exercisable by Tenant during the existence of a default by Tenant under this Lease.

(a) The “First Refusal Space” shall mean all space contiguous to the Premises located on the third (3rd) floor of the Building.

(b) Should Landlord receive from a prospective third-party tenant an offer to lease all or any portion of the First Refusal Space which Landlord is willing to accept (the “Third-Party Offer”), Landlord agrees promptly to so notify Tenant in writing of the Third-Party Offer. Tenant shall have a period of five (5) days after the date of the notice to Tenant within which to exercise the First Refusal Right (the “Acceptance Period”) with respect to the portion of the First Refusal Space being offered by delivery to Landlord of written notice of its exercise on or before the last day of the Acceptance Period. If Tenant fails to duly and timely exercise the First Refusal Right, or elects not to exercise the First Refusal Right, the same shall lapse and Landlord shall be free to lease the applicable portion of the First Refusal Space to the third party submitting the Third-Party Offer.

(c) Within twenty (20) days after the effective date of Tenant’s exercise of the First Refusal Right, Landlord and Tenant shall enter into an amendment to this Lease adding the applicable portion of the First Refusal Space to the Premises which amendment shall subject the applicable portion of the First Refusal Space to the terms and provisions of this Lease, except all the terms of the Third Party offer shall control with respect to any inconsistent provisions.

(d) Should Tenant exercise its First Refusal Right and subsequently fail to enter into the amendment within the twenty (20) day period as set forth in clause (c) above, Landlord may at its option by written notice immediately terminate Tenant’s right to lease any or all of the First Refusal Space.

(e) The First Refusal Right shall not apply if, (i) as of the commencement date described in the Third-Party Offer, there shall be less than three (3) years remaining in the Term as the same may have been extended, and/or (ii) Tenant has subleased any portion of the Premises or assigned this Lease, other than a Permitted Transfer pursuant to Section 9.1(a)(ii) of this Lease.

(f) If Tenant fails to or elects not to exercise the First Refusal Right and (i) the third party submitting the Third-Party Offer does not lease the applicable portion of the First Refusal Space, the applicable portion of the First Refusal Space shall again become subject to the First Refusal Right herein contained as to any subsequent Third-Party Offer submitted to Landlord, or (ii) the third party submitting the Third-Party Offer leases the applicable portion of the First Right Space, then upon the expiration of such lease, and any extension or renewals thereof, by such third party, subject in all respects to the other provisions of this Special Stipulation No. 3 of Exhibit C, the First Refusal Right shall again be applicable to such applicable portion of the First Right Space.

(g) The right granted to Tenant under this Special Stipulation No. 3 of Exhibit C is personal to Tenant, and in the event of any assignment of this Lease or sublease by Tenant other than a Permitted Transfer pursuant to Section 9.1(a)(ii) of this Lease, this First Refusal Right to lease the First Refusal Space shall thenceforth be void and of no further force and effect.

4.	Termination Option.

Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the one-time option (the “Termination Option”) to terminate this Lease, effective as of the last day of the sixtieth (60th) full calendar month of the Term (the “Termination Date”), by providing Landlord with written notice of such Termination Option election (the “Termination Notice”). Such Termination Notice shall be effective only if it is given to Landlord at least nine (9) full calendar months prior to the Termination Date (the “Termination Notice Deadline”); accordingly, if Tenant has not given its Termination Notice to Landlord prior to the Termination Notice Deadline, this Termination Option shall expire and be of no further force or effect, and Tenant shall have no right or option to terminate this Lease pursuant to this Special Stipulation No. 4 at any time after the Termination Notice Deadline. As a condition precedent to any termination of this Lease pursuant to the provisions of this Special Stipulation No. 4, in addition to Tenant’s delivery of its Termination Notice, Tenant must have delivered to Landlord with its Termination Notice, an amount as a termination fee (collectively, the “Termination Fee”) equal to the sum of (i) Ninety Thousand Three Hundred Twenty-Five and 14/100Dollars ($90,325.14), plus (ii) all unamortized Transaction Costs, as hereinafter defined, incurred in connection with this Lease and incurred by Landlord for any other expansion space leased by Tenant, all amortized using an interest rate of nine percent (9%) per annum over the ninety-one (91) month term of this Lease, and (iii) legal fees incurred by Landlord in connection with this Lease and any future amendment whereby Tenant is leasing additional space. “Transaction Costs” shall include generally, without limitation, any tenant improvement allowance, turnkey construction costs, leasing commissions, free rent and cash allowances or similar costs and expenses provided to Tenant or incurred by Landlord. With respect to any future expansion space, the Transaction Costs will be amortized over the period commencing on the effective date of Tenant’s lease of such expansion space through the expiration date of Tenant’s lease of such expansion space. It is hereby acknowledged that any such amount required to be paid by Tenant in connection with such early termination is not a penalty but a reasonable pre-estimate of the damages which would be incurred by Landlord as a result of such early termination of this Lease (which damages are impossible to calculate more precisely) and, in that regard, constitutes liquidated damages with respect to such loss. Tenant shall continue to be liable for its obligations under this Lease to and through the Termination Date, including, without limitation, Additional Rent that accrues pursuant to the terms of this Lease, with all of such obligations surviving the early termination of this Lease. The rights granted to Tenant under this Special Stipulation No. 4 are personal to the named Tenant, and in the event of any assignment of this Lease or sublease by Tenant, this Termination Option shall thenceforth be void and of no further force or effect. Tenant’s rights under this Special Stipulation No. 4 shall be effective only if Tenant is not in a default (regardless of any notice and/or cure period) under the Lease, either at the time of the delivery of the Termination Notice or as of the Termination Date.

4.	Representations of Landlord.

Landlord warrants that as of the Commencement Date: (a) Landlord’s Work will be substantially completed in accordance with the Construction Drawings (as defined in Exhibit E) and otherwise in a workmanlike manner, and will be in substantial compliance with all applicable codes and regulations; and (b) to the best of Landlord’s knowledge, all of the Premises’ mechanical systems (i.e., HVAC, etc.) are functional and in good condition. Landlord further warrants, to the best of its knowledge without any level of inquiry, investigation or diligence, that the Premises is currently in compliance with the ADA and that the Premises does not contain any Hazardous Materials in violation of applicable Environmental Laws.

SCHEDULE C-I

ATTACHED TO EXHIBIT C

Within fifteen (15) days after Tenant notifies Landlord that it rejects Landlord’s determination of the Prevailing Market Rate, Tenant and Landlord shall negotiate in good faith to reach agreement on the Prevailing Market Rate. If within the fifteen (15) day period Landlord and Tenant do not reach a written agreement on the Prevailing Market Rate, the appraisal process below shall be deemed to have been implemented by Tenant. Once the appraisal process is implemented, Landlord and Tenant shall each appoint, by written notice to the other, a licensed real estate broker who has had, within the immediately preceding seven (7) years, at least five (5) years of commercial office building leasing experience in the Raleigh/Durham, North Carolina area, or a licensed real estate appraiser who has had, within the immediately preceding seven (7) years, at least five (5) years of commercial office appraisal experience in the Raleigh/Durham, North Carolina area, neither of which broker or appraiser shall have a conflict of interests in representing either Landlord or Tenant. If either party fails to appoint such a real estate broker/appraiser within ten (10) days following the expiration of the fifteen (15) day period within which Landlord and Tenant tried to agree on the Prevailing Market Rate, then the broker/appraiser who is appointed shall select the second broker/appraiser. Such two broker/appraisers shall proceed to determine the Prevailing Market Rate using the factors as described above. If such two broker/appraisers are unable to agree upon a Prevailing Market Rate then they shall jointly appoint a third licensed appraiser meeting the required qualifications and the Prevailing Market Rate shall be that amount upon which any two of such three broker/appraisers agree. The Prevailing Market Rate, as determined by the process described hereinabove shall be binding on both Landlord and Tenant. Each party shall have the responsibility for paying the broker/appraiser who was, or who should have been, appointed by such party, and each shall pay one-half ( 1⁄2) of the costs and expenses of the third broker/appraiser if one is appointed.

Schedule C-1

EXHIBIT D

COMMENCEMENT DATE AGREEMENT

This Commencement Date Agreement (this “Agreement”) is made and entered into this              day of                     , 2012, by and between NOTTINGHAM HALL IC, LLC, a Georgia limited liability company (“Landlord”), and VIAMET PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement (the “Lease”) dated as of                     , 2012, with respect to certain premises located in “Nottingham Hall” in Durham, Durham County, North Carolina, as such demised premises are more particularly described in the Lease.

WHEREAS, this Agreement is executed by Landlord and Tenant to confirm the Commencement Date and the Expiration Date, as those terms are defined in the Lease;

NOW, THEREFORE, for and in consideration of the demised premises and the mutual covenants expressed in the Lease, it is hereby agreed by Landlord and Tenant as follows:

1. The Premises were substantially complete and the Base Rent and Additional Rent (as such terms are defined in the Lease) commenced on                     , 2012 (the “Commencement Date”) and will expire on                     , 20     (the “Expiration Date”).

2. Other than as provided in paragraph 1 above, this Agreement shall not be deemed or construed to alter or amend the Lease in any manner.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be executed as of the day and year first above written.

LANDLORD:

NOTTINGHAM HALL IC, LLC,
a Georgia limited liability company

By:	Brookdale Six REIT, Inc., a Maryland corporation, its sole member

By:
Name:
Title:

TENANT:

VIAMET PHARMACEUTICALS, INC.,
a Delaware corporation

By:
Name:
Title:

D-1

EXHIBIT E

WORK LETTER AGREEMENT

The following provisions shall govern the preparation and approval process for the drawings and specifications for the build-out and construction of the Premises, which Landlord shall perform at its cost and expense, subject to the terms hereof, on a turn-key basis in accordance with the terms of this Exhibit E.

A. General Matters regarding Plans and Specifications. Landlord has caused its architect, Little Architects (“Landlord’s Architect”), to prepare the preliminary space plan, showing the preliminary specifications for the Leasehold Improvements (the “Preliminary Space Plan”), which Preliminary Space Plan has been approved by Landlord and Tenant, a copy of which is attached hereto as Exhibit E-1, but remains subject to further revisions (such Preliminary Space Plan, as finally approved by Landlord and Tenant, being the “Space Plan”). The fees of Landlord’s Architect and Landlord’s engineer shall be paid by Landlord. Tenant shall have the right to review the finishes to be used in the Premises with Landlord. The Space Plan shall be used by Landlord’s Architect to complete the construction drawings (the “Construction Drawings”), which Construction Drawings will be subject to the review and approval of Landlord and Tenant. The Construction Drawings will be provided to the general contractor selected by Landlord for the construction (the “Contractor”). Based upon such Construction Drawings, the final pricing for the build-out (the “Final Pricing”) shall be prepared by the Contractor and mutually approved by Landlord and Tenant. The timing for the approval of other matters pertaining to the construction of the Leasehold Improvements, as defined below, will be performed in accordance with a Design and Construction Schedule to be prepared by Landlord and Contractor.

B. Construction. Landlord shall cause Contractor to construct the improvements in and to the Premises (the “Leasehold Improvements”) in accordance with and based on the Construction Drawings, such work by Landlord being referred to herein as “Landlord Work”. All Leasehold Improvements to the Premises shall be performed during customary construction work hours so as not to incur overtime charges. Landlord hereby agrees that Landlord shall deliver possession of the Premises to Tenant upon substantial completion (as defined below) of the Leasehold Improvements in and to the Premises, which is anticipated to be on or about Target Commencement Date. All of the Leasehold Improvements shall be constructed by the Contractor in accordance with the Construction Drawings at Landlord’s expense, subject to paragraph D, below. Tenant acknowledges that its cooperation is crucial to Landlord’s completing the Leasehold Improvements to the Premises by the Target Commencement Date. Accordingly, Tenant covenants that whenever information or approval is requested by Landlord, the Construction Manager, as defined below, or the Contractor in connection with the build-out of the Leasehold Improvements to the Premises, Tenant will use commercially reasonable efforts to respond directly to the Construction Manager within three (3) business days from Tenant’s receipt of Landlord’s request for such information or approval. Should Tenant’s failure to respond directly to the Construction Manager in a timely manner result in an actual delay in the substantial completion of the Leasehold Improvements, such delay shall be deemed a “Tenant Delay” (as further defined in Paragraph H. below).

C. Construction Manager. American Real Estate Partners shall serve as construction manager (the “Construction Manager”). The Construction Manager shall, on behalf of Landlord and Tenant, supervise the construction of the Premises at no charge to Tenant. The Construction Manager shall not be responsible for any costs incurred by Tenant which results from any communication or direction given directly by Tenant to the Contractor.

D. Changes to Construction Drawings. Tenant shall have the right to request changes in or to the Construction Drawings so long as such request is in writing and is provided to both the Construction Manager and Landlord (and not to Landlord’s Architect or Contractor). After approval by the Construction Manager and Landlord, any such change shall be made by Landlord’s Architect. No change shall be permitted without the prior written consent of Landlord which as to nonstructural changes which do not affect building systems, shall not be unreasonably withheld or delayed. Further, if changes are made by Tenant to the Construction Drawings after Landlord’s and Tenant’s approval thereof, and should these changes to the Construction Drawings cause the Final Pricing to be increased or cause Landlord to postpone substantial completion of the space or delay the Commencement Date, then Landlord shall have the right to refuse to permit the making of such changes unless and until Tenant shall have committed in writing, in a manner reasonably satisfactory to Landlord, to pay to Landlord (i) the extra cost in excess of the Final Pricing and (ii) on the date Rent would have commenced hereunder in the absence of such delay, a sum of money equivalent to the Rent for the Premises for the period during which Tenant would have been obligated to pay Rent to Landlord had not the Lease Commencement Date been so delayed with such delay being considered a “Tenant Delay” hereunder. Tenant shall pay to Landlord within ten (10) business days of such final approval, one hundred percent (100%) of such additional costs. Furthermore, if Tenant’s changes to the Construction Drawings will cause Landlord to postpone substantial completion of the Leasehold Improvements and Landlord is able to determine such fact at the time such change is requested by Tenant, then Landlord agrees to notify Tenant of such delay at the time Tenant requests such change and Tenant will be entitled within three (3) days of such notice to withdraw its request. Any costs incurred by Landlord in making a change which is later withdrawn by Tenant shall be promptly reimbursed by Tenant to Landlord.

E. Tenant Work. Notwithstanding anything to the contrary in this Exhibit E, Tenant shall be responsible for all work, construction and installation in the Premises which is not designated as Landlord Work (including, but not limited to, all fixtures, furniture, equipment and other office installations). Such work shall be referred to as “Tenant Work,” and shall be at Tenant’s sole cost and expense. Tenant shall be allowed access to the Premises at least two (2) weeks prior to the estimated date of substantial completion in order to prepare the Premises for occupancy so long as Tenant’s early access does not interfere with the Landlord Work in the Premises. Tenant’s early access to the Premises shall be upon all of the terms and conditions of this Lease except Tenant shall pay no Rent with respect to such early access period. The Tenant Work shall be considered an alteration for purposes of this Lease, and shall be subject to the provisions of Section 6.1(b) thereof. Prior to commencing the Tenant Work, other than the installation of Tenant’s Property, Tenant shall submit drawings and specifications for the Tenant Work to Landlord, showing all aspects of such work, to Landlord for Landlord’s review and approval.

F. Permits, Certificate of Occupancy. Except as provided below, Landlord shall obtain all necessary permits in connection with the Landlord Work. On or before the date Landlord tenders delivery of the Premises to Tenant, Landlord agrees to obtain all final inspection approvals which are required for Landlord to deliver the Premises to Tenant with the Landlord Work completed, and that can be obtained by Landlord prior to Tenant installing its fixtures, furniture and equipment. Tenant shall be responsible for applying for and obtaining all permits required for Tenant to perform the Tenant Work.

G. Notice. Tenant shall, by notice to Landlord in writing, designate a single individual who Tenant agrees shall be available to meet and consult with Landlord or the Construction Manager at the Premises as Tenant’s representative respecting the matters which are the subject of this Exhibit and who, as between Landlord and Tenant, shall have the power to legally bind Tenant, in making requests for changes, giving approval of plans, costs, or work, giving directions to Landlord or the like, under this Exhibit E.

H. Substantial Completion; Tenant Delay. For purposes of this Lease, “substantially complete” or “substantial completion” means full completion, except for minor punch list items or insubstantial details of construction, decoration or installation and shall be deemed to occur on the earlier of (i) the issuance of a temporary certificate of occupancy, (ii) a final certificate of occupancy, (iii) Tenant’s occupancy of the Premises for the conduct of Tenant’s business, as set forth in Section 2.3 of the Lease, or (iv) the date that substantial completion would have occurred but for the occurrence of a Tenant Delay. Landlord shall use commercially reasonable efforts to give Tenant prior notice of the date the Premises will be substantially complete. “Tenant Delay” shall mean (i) a delay resulting from any direction by Tenant that Landlord suspend work or otherwise hold up construction of any portion of the Leasehold Improvements to the Premises because of a possible change to be initiated by Tenant or for any other reason directed by Tenant; (ii) delays which result directly or indirectly from Tenant’s requested changes in the Construction Drawings or Leasehold Improvements relating to the Premises; (iii) any delay caused by any “long-lead time” previously identified by Landlord, if possible, leasehold improvement item (e.g. millwork) which cannot be fabricated, delivered to the job, and completely installed within the same time frame as the remainder of the leasehold improvements shown on the Construction Drawings; (iv) any delay resulting from the performance by Tenant of the Tenant Work; or (v) any other action or inaction of Tenant that directly or indirectly delays Landlord (or Landlord’s contractor) in completing the Leasehold Improvements to the Premises.

I. No Liability. Notwithstanding the review and approval by Landlord of the Construction Drawings, Landlord shall have no responsibility or liability in regard to the safety, sufficiency, adequacy or legality thereof and Tenant shall look solely to the party preparing same as the party responsible for ensuring that such Construction Drawings (and Leasehold Improvements constructed as a result thereof) are in compliance with all applicable laws and regulations, the architectural completeness and sufficiency thereof and other matters relating thereto and Landlord shall have no liability therefor.

J. Definition. For the purposes of this Lease, “Building Standard” shall mean the quantity and quality of materials, finishing and workmanship specified by Landlord from time to time as standard for the Building.

EXHIBIT E-1

PRELIMINARY SPACE PLAN

E-1-1

EXHIBIT F

BUILDING RULES AND REGULATIONS

The following rules and regulations have been adopted by Landlord for the care, protection and benefit of the Building and for the general comfort and welfare of the tenants:

1. The sidewalks, entrances, halls, passages, elevators and stairways shall not be obstructed by Tenant or used by it for any other purpose than for ingress and egress.

2. Toilet rooms and other water apparatus shall not be used for any purpose other than those for which they are constructed.

3. Tenant shall not do anything in the Premises, or bring or keep anything therein, which shall in any way conflict with any law, ordinance, rule or regulation affecting the occupancy and use of the Premises, which are or may hereafter be enacted or promulgated by any public authority or by the Board of Fire Underwriters.

4. In order to insure proper use and care of the Premises, neither Tenant nor agent nor employee of Tenant shall:

(a) Allow any furniture, packages or articles of any kind to remain in corridors except for short periods incidental to moving same in or out of the Building or to cleaning or rearranging occupancy of leased space.

(b) Maintain or utilize bicycles or other vehicles in the Building.

(c) Mark or defile elevators, toilet rooms, walls, windows, doors or any part of the Building.

(d) Keep animals or birds on the Premises, other than animals assisting persons with disabilities.

(e) Deposit waste paper, dirt or other substances in corridors, stairways, elevators, toilets, restrooms, or any other part of the Building not leased to Tenant.

(f) Fasten any article, drill holes, drive nails or screws into walls, floors, doors, or partitions or otherwise mar or deface any of them by paint, papers or otherwise, unless for the hanging of normal and customary office artwork or if written consent is first obtained from Landlord.

(g) Operate any machinery within the Building except customary office equipment and the like. Special equipment or machinery used in the trade or profession of Tenant may be operated only with the prior written consent of Landlord.

(h) Tamper or interfere in any way with windows, doors, locks, air conditioning controls, heating, lighting, electric or plumbing fixtures.

(i) Leave the Premises unoccupied without locking all doors, extinguishing lights and turning off all water outlets.

(j) Install or operate vending machines of any kind in the Premises without written consent of Landlord.

5. Landlord shall have the right to prohibit any advertising by Tenant which, in its opinion, tends to damage the reputation of the Building or its desirability, and upon written notice from Landlord, Tenant shall discontinue any such advertising.

6. Landlord reserves the right to designate the time when and method whereby freight, furniture, safes, goods, merchandise and other articles may be brought into, moved or taken from the Building and the Premises leased by Tenant; and workmen employed, designated or approved by Landlord must be employed by Tenant for repairs, painting, material moving and other similar work that may be done on the Premises.

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7. Tenant will reimburse Landlord for the cost of repairing any damage to the Premises or other parts of the Building caused by Tenant or the agents or employees of Tenant, including replacing any glass broken.

8. Landlord shall furnish a reasonable number of door keys for the needs of Tenant, which shall be surrendered on expiration of the Lease. Tenant shall obtain keys only from Landlord, shall not obtain duplicate keys from any outside source, and shall not alter the locks or effect any substitution.

9. Tenant shall not install in the Premises any metal safes or permit any concentration of excessive weight in any portion thereof without first having obtained the written permission of Landlord.

10. Landlord reserves the right at all times to exclude newsboys, loiterers, vendors, solicitors and peddlers, from the Building and to require registration, satisfactory identification and credentials from all persons seeking access to any part of the Building outside of the standard hours of operation. Landlord will exercise its best judgment in the execution of such control but shall not be held liable for the granting or refusal of such access. Landlord reserves the right to exclude the general public from the Building after ordinary business hours and on weekends and Holidays.

11. The attaching of wires to the outside of the Building is absolutely prohibited, and no wires shall be run or installed in any part of the Building without Landlord’s permission and direction.

12. Requests for services of janitors or other Building employees must be made to Landlord. Agents or employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instruction from Landlord.

13. Signs or any other tenant identification shall be in accordance with Building Standard signage. No signs of any nature shall be placed in the windows so as to be visible from the exterior of the Building. All signs not approved in writing by Landlord shall be subject to removal without notice.

14. Any improvements or alterations to the Premises by Tenant shall be approved in advance by Landlord and all such work, if approved, shall be done at Tenant’s sole expense under the supervision of Landlord.

15. Tenant shall have a non-exclusive right to use all driveways and parking areas located on the Common Areas of the Land. Landlord shall have the right (but not the obligation) to tow, at the owner’s expense, any vehicles parked overnight on the Land if in Landlord’s sole judgment such vehicle (i) is deemed to be a threat to the personal safety of the occupants of the Building, (ii) unreasonably interferes with the traffic or parking patterns within the Building, or (iii) is otherwise inconsistent with the image and reputation of the Building as a first-class office building.

16. If additional drapes or window decorations are desired by Tenant, they shall be approved by Landlord and installed at Tenant’s expense under the direction of Landlord. Lining on drapes visible from the exterior shall be of a color approved by Landlord.

17. The possession of weapons, including concealed handguns, is strictly forbidden on the Premises.

18. No smoking shall be permitted within any portion of the Building.

The Landlord shall have the right to make such other and further reasonable rules and regulations as, in the judgment of Landlord, may from time to time be necessary for the safety, care and cleanliness of the Premises, the Building or adjacent areas, and for the preservation of good order therein effective five (5) days after all tenants have been given written notice thereof.

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EXHIBIT D

COMMENCEMENT DATE AGREEMENT

This Commencement Date Agreement (this “Agreement”) is made and entered into this 24th day of October, 2012, by and between NOTTINGHAM HALL IC, LLC, a Georgia limited liability company (“Landlord”), and VIAMET PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement (the “Lease”) dated as of May 16, 2012, with respect to certain premises located in “Nottingham Hall” in Durham, Durham County, North Carolina, as such demised premises are more particularly described in the Lease.

WHEREAS, this Agreement is executed by Landlord and Tenant to confirm the Commencement Date and the Expiration Date, as those terms are defined in the Lease;

NOW, THEREFORE, for and in consideration of the demised premises and the mutual covenants expressed in the Lease, it is hereby agreed by Landlord and Tenant as follows:

1. The Premises were substantially complete and the Base Rent and Additional Rent (as such terms are defined in the Lease) commenced on August 2, 2012 (the “Commencement Date”) and will expire on March 31, 2020 (the “Expiration Date”).

2. Other than as provided in paragraph 1 above, this Agreement shall not be deemed or construed to alter or amend the Lease in any manner.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be executed as of the day and year first above written.

LANDLORD:

NOTTINGHAM HALL IC, LLC,
a Georgia limited liability company

By:	Brookdale Six REIT, Inc., a Maryland corporation, its sole member

	By:	/s/ Fred Henritze
Name: Fred Henritze
Title: President

TENANT:

VIAMET PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Richard Katz
Name: Richard Katz
Title: CBO/CFO